UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, April 29, 2020

The 2020 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held on Wednesday, April 29, 2020, at 9:00 AM Eastern Time in the auditorium at Selective’s principal offices located at, and having the mailing address of, 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect 13 directors named in the attached Proxy Statement for a one-year term expiring in 2021;

2.	Approve, on an advisory basis, the 2019 compensation of Selective’s named executive officers; and

3.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

We plan a brief business meeting focused on these items, and we will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting. After the meeting, we will offer time for your comments and questions. Enclosed for your review in anticipation of the meeting is Selective’s 2019 Annual Report to Stockholders.

The Board of Directors recommends that you vote: (i) “FOR” all of the director nominees in Proposal 1; and (ii) “FOR” Proposals 2 and 3. These proposals are further described in the Proxy Statement.

Selective stockholders of record at the close of business on Friday, March 6, 2020, are entitled to notice of, and the right to vote at, the meeting and any adjournment or postponement of it. A quorum is a majority of outstanding shares in attendance or represented by proxy. YOUR VOTE IS IMPORTANT. VOTE YOUR SHARES BY: (I) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (II) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (III) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE TIME IT IS VOTED AT THE 2020 ANNUAL MEETING THROUGH THE PROCESSES DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

John J. Marchioni
President and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

-i-

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, APRIL 29, 2020

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” or “we”) will be held on Wednesday, April 29, 2020, at 9:00 AM Eastern Time in the auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions to the Annual Meeting are on the back of this Proxy Statement. Our telephone number is (973) 948-3000.

WHEN IS THIS PROXY STATEMENT BEING MAILED?

This Proxy Statement and proxy card are first being mailed or given to Selective stockholders on March 25, 2020.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 6, 2020, is entitled to one vote per share owned. There were 59,707,545 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, Terrence W. Cavanaugh and H. Elizabeth Mitchell, to vote your shares.

Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but they also may be solicited in person, in writing, by telephone, e-mail, or facsimile, or otherwise by Selective directors or officers, or employees of a Selective subsidiary, who will receive no additional compensation. Selective has engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to assist in the solicitation of proxies and the distribution of proxy materials. Innisfree will provide such services for an estimated fee of approximately $15,000, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 29,853,774 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote), constituting a quorum, must be in attendance or represented by proxy. Our common stock is our only class of voting securities.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting three proposals for a stockholder vote.

PROPOSAL 1.   ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING 13 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR:

▪	JOHN C. BURVILLE	▪	GREGORY E. MURPHY

▪	TERRENCE W. CAVANAUGH	▪	CYNTHIA S. NICHOLSON

▪	ROBERT KELLY DOHERTY	▪	WILLIAM M. RUE

▪	JOHN J. MARCHIONI	▪	JOHN S. SCHEID

▪	THOMAS A. MCCARTHY	▪	J. BRIAN THEBAULT

▪	H. ELIZABETH MITCHELL	▪	PHILIP H. URBAN

▪	MICHAEL J. MORRISSEY

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the nominees;

▪	Vote “AGAINST” all of the nominees;

▪	Vote “FOR” or “AGAINST” specific nominees; or

▪	Abstain from voting from all or specific nominees.

Under our By-Laws and assuming a quorum is present, a director nominee in an uncontested election must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the director nominee. A director nominee who fails to receive a majority of votes cast in an uncontested election is required to tender his or her resignation from the Board of Directors within five days following the certification of the election results. In that event: (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes (shares held in “street name” by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a non-routine matter, such as Proposals 1 and 2) will not be taken into account in determining the outcome of the vote, consistent with New Jersey law and the proxy rules of the United States Securities and Exchange Commission (“SEC”).

PROPOSAL 2.   APPROVAL, ON AN ADVISORY BASIS, OF THE 2019 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2019 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation” and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 3.   RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

You can find information about Selective’s relationship with KPMG LLP in the section entitled, “Information about Proposal 3” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote “FOR” Proposal 3;

▪	Vote “AGAINST” Proposal 3; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 3 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes, consistent with New Jersey law and the SEC’s proxy rules. Proposal 3 is considered a “routine” matter on which brokers may cast a vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and SEC rules and regulations.

The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are detailed in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in the Quarterly Reports on Form 10-Q we have filed or will file with the SEC hereafter under the headings “Risk Factors” and “Forward-Looking Statements.”

You are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement applies to all forward-looking statements contained in this document.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.	BY MAIL (PROXY CARD MUST BE RECEIVED BEFORE THE ANNUAL MEETING):

▪	Mark your voting instructions on your proxy card;

▪	Sign your name exactly as it appears on your proxy card;

▪	Date your proxy card; and

▪	Mail your proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares FOR each of the director nominees, and FOR Proposals 2 and 3. If any other matters requiring a vote arise during the meeting, the named proxies will exercise their discretion using their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 28, 2020 AT 11:59 PM EASTERN TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 28, 2020 AT 11:59 PM EASTERN TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON (MAY ONLY BE DONE ON WEDNESDAY, APRIL 29, 2020, AT THE ANNUAL MEETING):

▪	Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting by:

▪	Writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890 (such revocation must be received prior to the Annual Meeting);

▪	Submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on Tuesday, April 28, 2020 – unless you change your vote by voting in person at the Annual Meeting; and

▪	Voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you: (i) properly execute your proxy card and return it to Selective; or (ii) submit your proxy by telephone or via the Internet, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting according to your instructions.

In the absence of voting instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2 and 3. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters using their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received access to these proxy materials from your bank, broker, or other nominee by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on the election of directors (Proposal 1); and the advisory (non-binding) vote on the 2019 compensation of Selective’s named executive officers (Proposal 2). In contrast, brokers may, at their discretion, vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 3), which is a “routine” proposal. Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum.

Approval of Proposals 1, 2, and 3 requires the affirmative vote of a majority of votes cast at the Annual Meeting. For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Abstentions and broker non-votes do not affect Proposal 2. Abstentions do not affect Proposal 3.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, april 29, 2020

This Proxy Statement and our 2019 Annual Report to Stockholders are available on
Selective’s Internet website at www.Selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. For more information on our majority voting policy, please see the section entitled, “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board of Directors currently has 14 members, 13 of whom are standing for re-election at the Annual Meeting, as Ronald L. O’Kelley will be retiring at the time of the Annual Meeting. Under Selective’s Amended and Restated Certificate of Incorporation and By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

The Corporate Governance and Nominating Committee is responsible for the review and nomination of candidates to the Board of Directors. The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third-party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and assess candidates; and

▪	Stockholders.

Any stockholder proposing one or more Board candidates must submit in writing all applicable information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Selective’s By-Laws to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

The Corporate Governance and Nominating Committee evaluates all candidates, including those recommended by stockholders, based on, among other things, the following standards:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board; and

▪	Diversity.

Although Selective does not have a formal Board diversity policy, our Corporate Governance Guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are considered greatly in the director evaluation process.

Director Nominees

No family relationships exist among any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board ratified the Corporate Governance and Nominating Committee’s nomination of the 13 director nominees listed below to stand for election at the Annual Meeting for terms expiring at the 2021 Annual Meeting or until a successor has been duly elected and qualified. Ronald L. O’Kelley will be retiring at the Annual Meeting. The Board thanks Mr. O’Kelley for his service.

All 13 director nominees have consented to be named in this Proxy Statement and to serve if elected. The Board does not know any reason why any nominee would decline or be unable to serve if elected. If a director nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless contrary instructions are given.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
John C. Burville, 72 Independent Director Director since 2006

▪       Retired.

▪       Insurance Consultant to the Bermuda Government, 2003 to 2007.

▪       Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

▪       Member, Bermuda Insurance Advisory Committee, 1985 to 2003.

▪       Fellow of the Institute of Actuaries.

▪       Member, American Academy of Actuaries.

▪       Leicester University, United Kingdom (B.Sc. and Ph.D.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is knowledgeable about both life and property and casualty actuarial techniques and reserving.

Terrence W. Cavanaugh, 66 Independent Director Director since 2018

▪       Founding partner, Accretive Consulting LLC, since 2017.

▪       President and Chief Executive Officer, Erie Indemnity Company, 2008 to 2016.

▪       Chief Operating Officer of Chubb Surety & Trade Credit, Chubb Group of Insurance Companies, 2002 to 2007

         Chief Marketing Officer, Chubb Group, 1998 to 2001; various underwriting and field management roles, 1975 to
   1997.

▪       Director, Highmark Health, since 2013.

▪       Director, Property Casualty Insurance Association, 2008 to 2017; Chairman, 2014 to 2015.

▪       Trustee, The Institutes, 2010 to 2016.

▪       Director, Insurance Information Institute, 2011 to 2016; Chairman, 2015 to 2016.

▪       University of Notre Dame (B.B.A.).

▪       Harvard Business School (Program for Management Development).

Discussion of individual experience, qualifications, attributes, and skills	Mr. Cavanaugh has more than 40 years of insurance expertise, including serving for eight years as chief executive officer of a Fortune 500 insurer. He has extensive experience growing property and casualty direct premiums written and increasing policyholder surplus, delivering profitability, and developing relationships with independent agents. Mr. Cavanaugh has significant customer experience and talent development knowledge and expertise.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Robert Kelly Doherty, 61 Independent Director Director since 2015

▪       Managing Partner and Founder, Caymen Advisors and Caymen Partners, since 1999.

▪       Vice Chairman, Bankers Trust Company and Bankers Trust New York Corporation, 1997 to 1998; various positions in global trading and investment operations, 1982 to 1997.

▪       Director, Harding Loevner Funds, Inc., since 2004; Lead Director since 2014.

▪       Director, Cyota, Inc., 2000 to 2005; Non-Executive Chairman, 2002 to 2005.

▪       Princeton University (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Doherty has significant investment experience in both public and private companies. He plays a key advisory role in contributing to Selective’s investment strategies, particularly in the private equity sector, and is knowledgeable about fixed income products. Mr. Doherty also has significant senior management experience with a large financial services company and is familiar with the issues that Selective’s senior management faces.
John J. Marchioni, 50 Employee Director Director since 2019

▪       President and Chief Executive Officer, Selective, since February 2020.

▪       President and Chief Operating Officer, Selective, 2013 to January 2020.

▪       Executive Vice President, Insurance Operations, Selective, 2010 to 2013.

▪       Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.

▪       Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.

▪       Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.

▪       Various insurance operations and government affairs positions, Selective, 1998 to 2005.

▪       Director, Commerce and Industry Association of New Jersey, since 2015.

▪       Chartered Property Casualty Underwriter (CPCU).

▪       Princeton University (B.A.).

▪       Harvard University (Advanced Management Program).

Discussion of individual experience, qualifications, attributes, and skills	Mr. Marchioni was appointed President and Chief Executive Officer of Selective effective February 2020, prior to which he served as our President and Chief Operating Officer since 2013. Mr. Marchioni has been an employee of Selective for 22 years and, as Selective’s President and Chief Executive Officer, he oversees all aspects of the company. Mr. Marchioni has exhibited strong leadership in guiding Selective’s management team in its execution of our strategic initiatives and possesses extensive knowledge of Selective and the property and casualty insurance industry. His demonstrated talents and abilities will continue to help position the company for its next phase of growth.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Thomas A. McCarthy, 63 Independent Director Director since 2018

▪       Executive Vice President and Chief Financial Officer, Cigna Corporation (“Cigna”), 2013 to 2017; Vice President, Finance, 2011 to 2013; Acting Chief Financial Officer, 2010 to 2011; Vice President and Treasurer, 2008 to 2010; and Vice President, Strategy and Corporate Development, 2003 to 2008.

▪       Trustee, American University of Rome, since 2018.

▪       Director, Habitat for Humanity of Montgomery & Delaware Counties, since 2017.

▪       Carnegie Mellon University (M.B.A.).

▪       Wharton School of the University of Pennsylvania (B.S.).

Discussion of individual experience, qualifications, attributes, and skills	Mr. McCarthy retired from Cigna in 2017 after more than 30 years with the company. While at Cigna, he was responsible for the company’s strategy and corporate development functions, which included mergers and acquisitions and corporate risk management. Mr. McCarthy also was treasurer and had responsibility for corporate finance, capital management, and treasury operations. Mr. McCarthy’s Fortune 100 management experience and significant investment, finance, and operational knowledge aid Selective in implementing its growth strategy.
H. Elizabeth Mitchell, 58 Independent Director Director since 2018

▪       Retired.

▪       President, CEO and Director, Renaissance Reinsurance U.S. Inc., 2015 to 2016.

▪       President, Platinum Underwriters Reinsurance, Inc., 2005 to 2015; Chief Executive Officer, 2007 to 2015; Chief
   Operating Officer and Executive Vice President, 2004 to 2005; Executive Vice President, 2002 to 2004; Director,
   2002 to 2015.

▪       Executive Vice President, St. Paul Reinsurance, Inc., 1998 to 2002; Senior Vice President, 1998; Vice President,
  1993 to 1998.

▪       Board of Advisors, Hudson Structured Capital Management Ltd., since 2018.

▪       Director, StanCorp Financial Group, Inc., since 2017.

▪       Board of Overseers, St. John’s University School of Risk Management and Actuarial Science, 2007 to 2016.

▪       Trustee, The Institutes, 2010 to 2016.

▪       Board Member, Reinsurance Association of America, 2002 to 2007; 2014 to 2016.

▪       Board Member, Broker and Reinsurance Market Association, 2002 to 2016; Chair of the Board, 2007 to 2008;
  Vice Chair, 2006 to 2007; Executive Committee, 2006 to 2010.

▪       Fellow of the Casualty Actuarial Society.

▪       Member, American Academy of Actuaries.

▪       Member, American Association of Professional Insurance Woman.

▪       College of the Holy Cross (B.A.).

Discussion of individual experience, qualifications, attributes, and skills	Ms. Mitchell is a well-respected insurance industry executive with a proven record of accomplishment leading an organization with sustained profitability. In addition to her extensive senior management experience in the property and casualty insurance and reinsurance industries, Ms. Mitchell is an actuary and very knowledgeable about risk, actuarial science, insurance operations, mergers and acquisitions, and operational reorganization matters.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Michael J. Morrissey, 72 Independent Director Director since 2008

▪       President and Chief Executive Officer, International Insurance Society, Inc., since 2009.

▪       Senior Advisor to the United Nations, since 2014.

▪       Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.

▪       Director, CGA Group, Ltd., 1998 to 2009.

▪       Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial
   Science, since 2012.

▪       Steering Committee Member, Insurance Development Forum, since 2016.

▪       Member, World Economic Forum Insurance & Asset Management Council.

▪       Chartered Financial Analyst.

▪       Boston College (B.A.).

▪       Dartmouth College (M.B.A.).

▪       Harvard University Graduate School of Business Administration (Corporate Financial Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 47 years of insurance industry experience. He is the head of an international insurance research organization, previously managed an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable about the insurance industry, the investment community, investor relations, and the analysis of strategic transactions.
Gregory E. Murphy, 64 Executive Chairman Director since 1997

▪       Executive Chairman, Selective, since February 2020.

▪       Chairman and Chief Executive Officer, Selective, 2013 to January 2020.

▪       Chairman, President and Chief Executive Officer, Selective, 2000 to 2013.

▪       President and Chief Executive Officer, Selective, 1999 to 2000.

▪       President and Chief Operating Officer, Selective, 1997 to 1999.

▪       Other senior executive, management, and operational positions, Selective, 1980 to 1997.

▪       Certified Public Accountant (New Jersey) (Inactive).

▪       Director, The American Property Casualty Insurance Association, since January 2019.

▪       Director, American Insurance Association, 2014 to January 2019.

▪       Director, Property and Casualty Insurers Association of America, 2008 to 2014.

▪       Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial
   Science, since 2015.

▪       Boston College (B.S.).

▪       Harvard University (Advanced Management Program).

▪       M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.	Having previously served as Chief Executive Officer since 1999, and having worked at Selective for 40 years, Mr. Murphy possesses the greatest institutional knowledge of the Directors. We consider his service on the Board extremely valuable to informed business and strategic decision-making. He has broad experience and knowledge in the areas of reinsurance, insurance pricing, and industry fundamentals. Mr. Murphy has extensive contacts in the insurance industry and has served as a director of several important industry groups. He is very knowledgeable on financial and investment matters, as well as industry expertise.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
Cynthia S. Nicholson, 55 Independent Director Director since 2009

▪       Advisor, Tangerine (formerly known as Feed Each Other/Forkcast), since 2018; Chief Marketing Officer, 2017 to     2018; Chief Operating Officer, 2015 to 2017.

▪       Chief Marketing Officer, Softcard®, 2013 to 2015.

▪       Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.

▪       Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

▪       Senior Vice President and Chief Marketing Officer, Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

▪       Director, Heartland Consumer Products Investments Holdings, 2016 to December 2018.

▪       Member of Advisory Board, Lavit, LLC, since 2017.

▪       Director, Association of National Advertisers, 2006 to 2008.

▪       University of Illinois (B.S.).

▪       Kelley School of Business, Indiana University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with over 30 years of experience in various industries. She served as chief marketing officer at both Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with brand building, advertising, media buying, promotions, digital and social media, and direct marketing. Her strong consumer marketing and branding experience is beneficial to our efforts to expand our brand with distribution partners, businesses, and consumers in the property and casualty insurance markets.
William M. Rue, 72 Non-Independent Director Director since 1977

▪       Chairman, Rue Insurance, an insurance agency, since 2013; President and former Executive Vice President, Rue     Insurance, 1969 to 2013.

▪       President, Rue Financial Services, Inc., 2002 to 2012.

▪       Director, 1st Constitution Bank, since 1989; Secretary of the Board, since 2005.

▪       Director, 1st Constitution Bancorp (NASDAQ: FCCY), since 1999; Secretary of the Board, since 2005.

▪       Director, Robert Wood Johnson University Hospital at Hamilton, since 1994; Chairman, 2015 to April 2018.

▪       Director, Robert Wood Johnson University Hospital Foundation, 1999 to 2012.

▪       Director, Robert Wood Johnson Health Care Corp., 2011 to 2016.

▪       Trustee, Rider University, 1993 to 2012 and since 2013.

▪       Member, Independent Agents & Brokers Association.

▪       Member, Society of Chartered Property and Casualty Underwriters.

▪       Member, Professional Insurance Agents Association.

▪       Member, Management Committee, PL Services, LLC.

▪       Certified Insurance Counselor.

▪       Associate in Risk Management (ARM™).

▪       Director and President, The Rue Foundation, since 2004.

▪       Rider College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for over 50 years and was the chief executive of his agency for 31 years. Because we principally distribute our products through independent agents, it is extremely valuable to the Board to have the benefit of his knowledge of property and casualty insurance products and services distribution, agency operations, and the competitive market for informed business and strategic decisions.

NOMINEES OF THE BOARD OF DIRECTORS
Name, Age, Position	Background Information
John S. Scheid, 64 Independent Director Director since 2014

▪       Owner and sole member, Scheid Investment Group, LLC, since 2013.

▪       Director, Extraordinary Re Holdings LTD and Extraordinary Reinsurance Bermuda, since 2018.

▪       Director, Dynamis Software Corporation, 2014 to 2018.

▪       Director, Messmer Catholic Schools, since 2013; Chairman, since 2016.

▪       Member, Finance Council for the Archdiocese of Milwaukee, since 2016.

▪       Chairman, Accounting Examining Board, State of Wisconsin, 2013 to 2019.

▪       Member, Golden Angels Investment Group, since 2013.

▪       Director, University of Wisconsin-Milwaukee Foundation, 2002 to 2011; Emeritus Director, since 2011.

▪       Investment Committee Member, Marquette University High School, since 2011.

▪       PricewaterhouseCoopers, LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001
    to 2009; Chairman, Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001;
    Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions 1977 to 1988.

▪       Member, Board of Governors, Junior Achievement Worldwide, 2004 to 2019; Audit Committee Chair, 2004 to
   2019.

▪       Certified Public Accountant (Wisconsin).

▪       University of Notre Dame (B.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in finance and insurance, financial management, public company governance, corporate transactions, and strategic leadership.
J. Brian Thebault, 68 Lead Independent Director (since 2017) Director since 1996

▪       Partner, Thebault Associates, since 1987.

▪       Chairman, Earth-Thebault, 2007 to 2009.

▪       Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive
    Officer, 1984 to 1998.

▪       Director, Curex Group Holdings LLC, since 2010.

▪       Trustee, The Peck School, 1994 to 2010.

▪       Trustee, The Delbarton School, 1990 to 2007.

▪       University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	For most of his career, Mr. Thebault has run closely-held businesses, which is the ownership structure of many of our commercial customers. Through his career in the printing industry, he has a strong background in sales, marketing, finance matters, and business strategy.
Philip H. Urban, 67 Independent Director Director since 2014

▪       President and Chief Executive Officer, Grange Insurance, 1999 to 2010.

▪       President, Personal Lines, Guaranty National Insurance Company, 1996 to 1999.

▪       Senior Vice President, Great American Insurance Company, 1990 to 1996.

▪       Chairman, Integrity Insurance, 2002 to 2010.

▪       Chairman, The Grange Bank, 1999 to 2007.

▪       Director, The Jeffrey Company, since 2005.

▪       Miami University of Ohio (B.A.).

▪       Ohio State University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Urban has a wealth of property and casualty insurance experience, both as a senior executive and as a board member. He has first-hand knowledge of the independent agent distribution channel, geographic market expansion, and insurance products and technology, which he uses to help contribute to Selective’s strategic direction.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management and the Board of Directors

The following table shows as of February 18, 2020:

▪	The number of shares of Selective common stock beneficially owned by each director, the Chief Executive Officer (the “CEO”), and the other named executive officers, as described in our Compensation Discussion and Analysis in this Proxy Statement; and

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

	Number of Shares
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days of February 18, 2020	Total Shares Beneficially Owned(1)	Percent of Class
Burville, John C.	78,226	0	78,226	*
Cavanaugh, Terrence W.	4,339	0	4,339	*
Doherty, Robert Kelly	19,327	0	19,327	*
Lanza, Michael H.	30,364	0	30,364	*
Marchioni, John J.	146,146	0	146,146	*
McCarthy, Thomas A.	5,078	0	5,078	*
Mitchell, H. Elizabeth	3,645	0	3,645	*
Morrissey, Michael J.	19,075	0	19,075	*
Murphy, Gregory E.	287,769	0	287,769	*
Nicholson, Cynthia S.	19,869	0	19,869	*
O’Kelley, Ronald L.	70,624	7,953	78,577	*
Rue, William M.	378,070(2)	0	378,070	1%
Scheid, John S.	17,771	0	17,771	*
Thebault, J. Brian	62,506	0	62,506	*
Urban, Philip H.	17,413	0	17,413	*
Wilcox, Mark A.	29,966	0	29,966	*
All directors and executive officers, as a group (16 persons)	1,140,549	7,953	1,148,502	2%

* Less than 1% of the common stock outstanding.

(1)	No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2)	Includes: (i) 44,412 shares held by Chas. E. Rue & Son, Inc. t/a Rue Insurance (“Rue Insurance”), an independent insurance agency of which Mr. Rue is Chairman and owner of more than a 10% equity interest (see the section entitled, “Transactions with Related Persons” of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups Selective knows to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2019, based on Schedules 13G/A filed by the beneficial owners on February 4, 2020 and February 12, 2020, respectively, with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,922,662 shares of common stock(1)	11.7%
Common Stock	The Vanguard Group,Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,560,516 shares of common stock(2)	9.37%

(1)	BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC on February 4, 2020 reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. BlackRock reported that it has sole voting power with respect to 6,793,135 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 6,922,662 shares, and shared dispositive power with respect to 0 shares.

(2)	Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 12, 2020 reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. Vanguard reported that it beneficially owns an aggregate of 5,560,516 shares and that it has sole voting power with respect to 87,180 shares, shared voting power with respect to 9,232 shares, sole dispositive power with respect to 5,471,752 shares, and shared dispositive power with respect to 88,764 shares.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by and serve at the discretion of our Board of Directors.

EXECUTIVE OFFICERS
Name, Age, Position	Background Information
Gregory E. Murphy, 64 Executive Chairman	▪ For information regarding Mr. Murphy, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
John J. Marchioni, 50 President and Chief Executive Officer	▪ For information regarding Mr. Marchioni, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
Mark A. Wilcox, 52 Executive Vice President and Chief Financial Officer

▪ Present position since 2017.

▪ Senior Vice President, Corporate Controller and Chief Accounting Officer of RenaissanceRe Holdings Ltd.,

      2005 to 2016.

▪ Vice President and Internal Auditor, RenaissanceRe Holdings Ltd.,2003 to 2005.

▪ Senior Manager, Audit and Business Advisory Services – Insurance Practice, PricewaterhouseCoopers LLP,

      2001 to 2003; various positions, 1997 to 2001.

▪ Certified Public Accountant (Washington, D.C.).

▪ Chartered Financial Analyst.

▪ University of South Florida (B.S.).

▪ Georgetown University (M.B.A.).

▪ Oxford University, Graduate Summer Program in International Management.

EXECUTIVE OFFICERS
Name, Age, Position	Background Information
Michael H. Lanza, 58 Executive Vice President, General Counsel, and Chief Compliance Officer

▪ Present position since 2007.

▪ Senior Vice President and General Counsel, Selective, 2004 to 2007.

▪ Trustee, Newton Medical Center Foundation, since 2014.

▪ Member, Society of Corporate Secretaries and Corporate Governance Professionals.

▪ Member, National Investor Relations Institute.

▪ University of Connecticut (B.A.).

▪ University of Connecticut School of Law (J.D.).

TRANSACTIONS WITH RELATED PERSONS

Director William M. Rue is Chairman, and owns more than 10% of the equity, of Rue Insurance, an independent insurance agency that has been appointed to do business on behalf of Selective’s insurance subsidiaries since 1928. Mr. Rue has two children who are employed by Rue Insurance: a daughter; and a son, who also serves as president of the agency and owns more than 10% of the equity of Rue Insurance. The appointment of Rue Insurance as an independent agent was made on similar terms and conditions as other agents of Selective’s insurance subsidiaries and includes the right to: (i) receive commissions for policies placed; and (ii) participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017.

In 2019, Rue Insurance placed insurance policies for its customers and itself with Selective’s insurance subsidiaries and earned $2.0 million of commissions on direct premiums written of $11.0 million. Selective expects the relationship with Rue Insurance will continue in 2020. All contracts and transactions with Rue Insurance were consummated in the ordinary course of business on an arm’s-length basis. For additional information regarding
Mr. Rue, see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

In 2005, we established a private foundation, now named The Selective Insurance Group Foundation (the “Foundation”), under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The board of directors of the Foundation is comprised of some of the officers of Selective and its insurance subsidiaries. We made $1.3 million in charitable contributions to the Foundation in 2019.

BlackRock, a leading publicly-traded investment management firm, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. On February 4, 2020, BlackRock filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2019, of 11.7% of our common stock. In connection with purchasing our common shares, BlackRock filed the necessary filings with insurance regulatory authorities. On the basis of those filings, BlackRock is deemed not to be a controlling person for the purposes of applicable insurance law.

We are required to disclose related party information for our transactions with BlackRock. BlackRock is highly regulated, serves its clients as a fiduciary, and has a diverse platform of active (alpha) and index (beta) investment strategies across asset classes that enables it to tailor investment outcomes and asset allocation solutions for clients. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics, advisory, and technology services and solutions to a broad base of institutional and wealth management investors. We incurred expenses related to BlackRock for services rendered of $2.2 million in 2019. Amounts payable for such services at December 31, 2019 were $1.1 million.

As part of our overall investment diversification, we invest in various BlackRock funds from time to time. These funds accounted for less than 1% of our invested assets at December 31, 2019. During 2019, with regard to BlackRock funds, we (i) purchased $21.7 million, (ii) sold $59.5 million, (iii) recognized a $5.7 million net realized and unrealized gain, and (iv) recorded $0.8 million in income. There were no amounts payable on the settlement of these investment transactions at December 31, 2019.

Our pension plan’s investment portfolio contained investments in BlackRock funds of $144.2 million at December 31, 2019. During 2019, with regard to BlackRock funds, our pension plan (i) purchased $19.7 million, (ii) sold $44.1 million, and (iii) recorded net investment income of $36.7 million. In addition, our employee deferred compensation plan and defined contribution plan may offer our employees the option to invest in various BlackRock funds. All contracts and transactions with BlackRock were consummated in the ordinary course of business on an arm’s-length basis.

As of December 31, 2019, the Vanguard Group ("Vanguard") held 9.4% of our common stock. Vanguard, one of the world’s largest investment management companies, offers low cost mutual funds and exchange-traded funds (“ETFs”), as well as other investment related services. On February 12, 2020, Vanguard filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2019, of 9.37% of our common stock. On January 10, 2019, Vanguard filed a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, of 10.1% of our common stock. In connection with purchasing our common shares, Vanguard filed the necessary filings with insurance regulatory authorities. On the basis of those filings, we do not expect Vanguard to be deemed a controlling person for the purposes of applicable insurance law.

As part of our overall investment diversification, we may invest in various Vanguard funds from time to time. As of December 31, 2019, we had no investments in Vanguard funds. During 2019, we sold $11.8 million of a Vanguard exchange-traded fund (“ETF”), recorded dividend income of $0.2 million, and recorded capital gains of $1.3 million from such ETF, with no amounts receivable on the settlement of this transaction at December 31, 2019.

Our pension plan’s investment portfolio contained no investments in Vanguard funds at December 31, 2019, and had no transactions with Vanguard in 2019. In addition, our deferred compensation plan and defined contribution plan may offer our employees the option to invest in various Vanguard funds, or investments based on the notional value of Vanguard funds. All transactions with Vanguard are consummated in the ordinary course of business on an arm’s-length basis.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in Selective’s common stock.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including: (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

Our securities are listed on the NASDAQ Global Select Market and we use the standards of "independence" prescribed by rules set forth by NASDAQ. Under NASDAQ rules, a majority of a listed company's board of directors must be comprised of independent directors. Under NASDAQ rules, a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that all directors and director nominees are independent under

NASDAQ and SEC rules and regulations – other than Messrs. Marchioni, Murphy, and Rue1. In making its determination, the Board considered disclosures made by the directors related to various transactions, relationships, or arrangements involving Selective. Disclosures by the following four directors required analysis:

John C. Burville: In determining that Mr. Burville is an independent director, the Board considered that Mr. Burville’s daughter is an analyst for AXA XL Bermuda (“AXA”), an organization with which our insurance subsidiaries have a commercial relationship. However, the Board determined that the commercial relationship is not material principally because: (i) the payments were approximately 0.003% of the consolidated gross revenues of AXA; and (ii) neither Mr. Burville nor his daughter have any involvement with these transactions. Accordingly, the Board determined that this arrangement does not affect Mr. Burville’s independence.

Terrence W. Cavanaugh: In determining that Mr. Cavanaugh is an independent director, the Board considered that Mr. Cavanaugh’s son is employed as Director, Corporate Risk and Broking of Willis Towers Watson (“WTW”), an organization with which our insurance subsidiaries and employee benefit plans have commercial relationships, although we have not engaged the services of the division for which Mr. Cavanaugh’s son works.

Additionally, Mr. Cavanaugh’s daughter is employed by Hyatt Hotels Corporation as an Event Planning Manager. We have commercial relationships with various Hyatt branded entities. However, the Board has determined that these commercial relationships are not material principally because: (i) the payments made were approximately 0.021% of the consolidated gross revenues of WTW and 0.004% of the consolidated gross revenues of Hyatt; and (ii) neither Mr. Cavanaugh’s son nor daughter had any involvement with the transactions with WTW and Hyatt.

As: (i) neither Mr. Cavanaugh nor his son or daughter have any involvement in the above transactions; (ii) nearly the entire scope of our relationships with WTW and Hyatt pre-dates the commencement of Mr. Cavanaugh’s service on our Board; and (iii) the amount of revenue generated for WTW and Hyatt through these arrangements is not material to WTW or Hyatt, the Board determined these arrangements do not affect Mr. Cavanaugh’s independence.

H. Elizabeth Mitchell: In determining that Ms. Mitchell is an independent director, the Board considered that Ms. Mitchell’s spouse, Marvin Pestcoe, joined the Board of Directors of Hamilton Insurance Group, Ltd. (“HIG”) effective February 14, 2020. In 2019, our insurance subsidiaries ceded approximately $208,000 in premium to Hamilton Re, Ltd. (“Hamilton Re,” and together with HIG, the “Hamilton Group”), a subsidiary of HIG, in relation to Hamilton Re’s 0.25% participation on our main layers of our property catastrophe (“CAT”) program. This represents 0.036% of the gross premiums written of the Hamilton Group in 2018 (2019 figures are not yet available). Given that: (i) neither Ms. Mitchell nor her husband have had any involvement in these transactions; (ii) our relationship with Hamilton Re pre-dates Mr. Pestcoe’s HIG board membership; and (iii) the relative magnitude of these transactions for us and the Hamilton Group, the Board determined that this arrangement does not affect Ms. Mitchell’s independence.

Ronald L. O’Kelley: In determining that Mr. O’Kelley is an independent director, the Board considered that Mr. O’Kelley’s daughter is Managing Director of State Street Global Markets, LLC, a subsidiary of State Street Corporation (“State Street”), with which we have a commercial relationship. However, the Board determined that the commercial relationship is not material principally because: (i) the payments were approximately 0.002% of the consolidated gross revenues of State Street; and (ii) Mr. O’Kelley’s daughter has no involvement with these transactions. Accordingly, the Board determined that these arrangements do not affect Mr. O’Kelley’s independence.

John S. Scheid: In determining that Mr. Scheid is an independent director, the Board considered that we currently provide insurance coverage to the Messmer Catholic Schools (“Messmer”), a charitable organization of which Mr. Scheid has been a director since 2013 and chairman since 2016. We provide insurance coverage to Messmer on terms no more favorable than to other third parties. As: (i) Mr. Scheid has no involvement in the securing of such insurance policy coverage; (ii) his relationship with Messmer pre-dates his membership on our Board; and (iii) our business relationship with Messmer pre-dates Mr. Scheid’s appointment to Selective’s Board, the Board determined that this arrangement does not affect Mr. Scheid’s independence.

1 For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled, “Transactions with Related Persons.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investors section of Selective’s website, www.Selective.com. The Corporate Governance Guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. J. Brian Thebault is presently our Lead Independent Director. In 2019, Selective’s independent directors met four times outside the presence of management.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under applicable NASDAQ and SEC rules and regulations.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be re-elected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

▪	The incumbent director must tender his or her resignation to the Chairman of the Board within five days following the certification of the election results.

▪	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the Corporate Governance and Nominating Committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

▪	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Form 8-K in which it discloses its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

▪	Any incumbent director who fails to receive a majority of votes cast and tenders a resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to his or her resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for re-election must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

Stock Ownership and Retention Requirements

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines, which are based on prevailing corporate governance practices, are set forth in the Corporate Governance Guidelines.

The following table shows the common stock ownership guidelines for our directors and certain officers. Each director must meet the guidelines within five years of his or her first election to the Board and each officer must meet, or have met, the guidelines within five years of attaining the specified position:

Position	Requirement
Directors	5 x annual retainer
CEO or President	5 x base salary
Executive Chairman	4 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	3 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

▪	Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

▪	Unexercised stock options are not counted; and

▪	Deferred shares of Selective common stock held in accounts of directors are counted.

In addition, officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any Company equity compensation plan or other written compensatory arrangements, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement as set forth above. All of our directors and officers have met, or are on track to meet, the required ownership guidelines.

Policy on Hedging

On January 30, 2020, Selective’s Board of Directors amended Selective’s Insider Trading Policy to provide as follows:

Selective seeks to fully align the long-term financial interests of its officers, directors, and employees with the interests of Selective’s other shareholders. For this reason, Selective officers, directors, and employees are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of their direct or indirect Selective stock holdings. For fairness and to avoid unnecessary complications, any contribution or transfer of Selective stock to an exchange fund made prior to January 1, 2019, shall be exempt from this anti-hedging policy.

On December 18, 2018, the SEC adopted rules requiring companies to describe their practices or policies about the ability of employees and directors to engage in hedging activities involving company stock. These rules included “exchange funds” in the definition of hedging financial instruments. Exchange funds are arrangements between concentrated shareholders of different companies that pool shares and allow participant investors to exchange large holdings of a single company’s stock for units in the entire pool's portfolio. Exchange funds provide investment diversification and capital gains tax deferral. On August 18, 2016, prior to the inclusion of exchange funds in the definition of hedging financial instruments, Director William M. Rue contributed 25,000 shares of Selective stock, out of 422,358.0909 shares then beneficially held by Mr. Rue, to an exchange fund. This was 5.9% of Mr. Rue’s beneficial holdings, and was reported as a sale, and exchange fund contribution, on a Form 4 filed on August 18, 2016. Because (i) the exchange fund transaction pre-dated the expanded hedging definition, (ii) the transaction involves an immaterial percentage of his Selective holdings, and (iii) he has agreed not to contribute additional Selective shares to an exchange fund, Selective has not required Mr. Rue to immediately unwind his exchange fund position. After consulting with the Lead Independent Director and Chairman of the Corporate Governance and Nominating Committee, Mr. Rue has agreed to redeem his contributed Selective stock from the exchange fund by year-end 2020. Selective knows of no other directors, officers, or employees who have contributed Selective stock to an exchange fund.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held seven meetings in 2019. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees for the period during which they were directors in 2019. Selective expects all directors to attend the Annual Meeting. All directors serving on the Board on May 1, 2019 attended the 2019 Annual Meeting.

The Board has five standing committees:

▪	Audit Committee;
▪	Corporate Governance and Nominating Committee;
▪	Salary and Employee Benefits Committee;
▪	Executive Committee; and
▪	Finance Committee.

The following tables provide information on each of the five committees:

Audit Committee
Written charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2019 Meetings: 5

Responsibilities:

▪ Oversee Selective’s accounting and financial reporting processes, including internal controls over financial reporting, and the audits of the financial statements.

▪ Review and discuss with Selective’s management, Chief Audit Executive, and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC, as well as critical accounting policies and practices and any critical audit matters.

▪ Monitor the activities of Selective’s Internal Audit Department and review and approve the Internal Audit Department’s budget, resources, audit plan, and charter.

▪ Review and concur in the appointment, evaluation, compensation, replacement, reassignment, or dismissal of the Chief Audit Executive.

▪ Monitor Selective’s internal controls regarding finance, accounting, and legal compliance.

▪ Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

▪ Assist the Board in overseeing Selective’s enterprise risk management function. Discuss with management Selective’s major financial, operational

      (such as cyber risk), or other risk exposures and steps management has taken to monitor and manage such exposures.

▪ Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors,

      including reviewing their performance, making decisions about their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
John S. Scheid, Chairperson and designated Audit Committee financial expert	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Robert Kelly Doherty	Yes
Thomas A. McCarthy	Yes
H. Elizabeth Mitchell	Yes
Philip H. Urban	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2019 Meetings: 4

Responsibilities:

▪ Establish criteria for director selection, and identify and recommend director nominees to the Board.

▪ Review and assess Selective’s Corporate Governance Guidelines and recommend changes to the Board.

▪ Recommend to the Board the directors to serve as members of the Board committees, chairpersons of the committees, and Lead Independent Director.

▪ Advise the Board regarding Board composition, procedures, and committees.

▪ Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving

      Selective’s officers or directors.

▪ Oversee the self-evaluations of the Board and its committees.

▪ Review, jointly with the Salary and Employee Benefits Committee, CEO and executive management succession planning and professional development.

▪ Make a recommendation to the Board as to whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

Director Members:	Independent
Michael J. Morrissey, Chairperson	Yes
H. Elizabeth Mitchell	Yes
Cynthia S. Nicholson	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Salary and Employee Benefits Committee
Written charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2019 Meetings: 7

Responsibilities:

▪ Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to the employees and management of

      Selective and its subsidiaries.

▪ Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate the performance of the CEO and other executive officers in light of those goals.

▪ Review annually and approve Selective’s compensation strategy for employees.

▪ Review annually and determine the individual elements of total compensation for the CEO and other executive officers.

▪ Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive management succession planning and professional development.

▪ Review and approve compensation for non-employee directors.

▪ Review the independence and engagement of the independent executive compensation consultant.

▪ Form and delegate to subcommittees such power and authority as the Salary and Employee Benefits Committee deems appropriate.

Salary and Employee Benefits Committee

▪ Delegate to certain senior officers the authority to establish salaries and to approve equity and other incentive awards, and performance criteria for the foregoing, for non-Section 16 officers within parameters established by the Salary and Employee Benefits Committee.

Director Members:	Independent
John C. Burville, Chairperson	Yes
Terrence W. Cavanaugh	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes
Ronald L. O’Kelley	Yes
J. Brian Thebault	Yes

Executive Committee
No charter. Responsibilities defined in By-Laws.	2019 Meetings: 0

Responsibilities:

▪ Authorized by Selective’s By-Laws to exercise the Board’s powers and authority in the management of Selective’s business and affairs between

      Board meetings.

▪ Has the right and authority to exercise all the powers of the Board on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:	Independent
Gregory E. Murphy, Chairperson	No
J. Brian Thebault	Yes
John C. Burville	Yes
Robert Kelly Doherty	Yes
Michael J. Morrissey	Yes
John S. Scheid	Yes

Finance Committee
Written charter is available in the Corporate Governance subsection of the Investors section of www.Selective.com	2019 Meetings: 6

Responsibilities:

▪ Review and approve changes to Selective’s investment policies, strategies, and programs.

▪ Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

▪ Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

▪ Review Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers of the program.

▪ Appoint members of Selective’s Management Investment Committee.

▪ Review and make recommendations to the Board regarding payment of dividends.

Finance Committee
▪ Review Selective’s capital structure and significant expenditures, and provide recommendations to the Board regarding financial policies and matters of corporate finance.
Director Members:	Independent
Robert Kelly Doherty, Chairperson	Yes
Thomas A. McCarthy	Yes
Michael J. Morrissey	Yes
Ronald L. O’Kelley	Yes
William M. Rue	No
John S. Scheid	Yes

RISK MANAGEMENT

Board Leadership Structure

Our two current principal Board leadership positions are: (i) Executive Chairman of the Board; and (ii) Lead Independent Director. The Lead Independent Director position is defined in our Corporate Governance Guidelines and is very similar to the role of an independent, non-executive Chairman. We believe our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The Corporate Governance and Nominating Committee also conducts annual self-assessments and evaluates their effectiveness of the Board and its committees.

The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties. The Lead Independent Director’s general authority and responsibilities are as follows:

▪	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Executive Chairman and the CEO;

▪	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Executive Chairman and/or the CEO;

▪	Ensuring that matters of importance to the directors are placed on the Board’s meeting agendas;

▪	Assuring that the Executive Chairman and the CEO understand the Board’s views on all critical matters;

▪	Assuring that the Board understands the Executive Chairman and the CEO’s views on all critical matters; and

▪	Calling executive sessions of the independent directors and serving as chairman of such meetings.

Our Lead Independent Director is J. Brian Thebault, who was appointed in 2017 and has served on our Board since 1996. Mr. Murphy served as our Chairman of the Board and CEO until February 1, 2020. Effective February 1, 2020, Mr. Murphy was appointed Executive Chairman of the Board. The Executive Chairman serves as the Chairman of the Board of Directors, which is responsible for oversight and guidance of Selective’s Management and overall corporate performance. In coordination with the CEO, the Executive Chairman helps maintain effective relationships with significant distribution partners, investors, shareholders, insurance rating agencies, and government officials. He serves as an advisor to the CEO and works with the CEO and Board to establish long-range strategies.

Enterprise Risk Management

As a property and casualty holding company, our insurance subsidiaries are in the business of assuming risk. We categorize our major risks into the following six broad categories:

▪	Asset risk, which stems primarily from our investment portfolio and reinsurance recoverables and includes credit and market risk;

▪	Underwriting risk, which is the risk that the insured losses are higher than our expectations, including:

o	Losses from inadequate loss reserves;

o	Larger than expected non-CAT current accident year losses; and

o	CAT losses that exceed our expectations or our reinsurance treaty limits.

▪	Liquidity risk, which is the risk we will be unable to meet contractual obligations as they become due because we are unable to liquidate assets or obtain adequate funding without incurring unacceptable losses;

▪	Pension risk, which is the risk that the obligations under the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”) will exceed our expectations due to underperformance of the invested assets supporting those obligations or adverse changes in the assumptions used in the calculation of our pension liabilities;

▪	Other risks, including a broad range of operational risks that can be difficult to quantify, such as talent, market conditions, economic, legal, regulatory, reputational, and strategic risks, as well as the risks of fraud, human failure, or failure of controls or systems, including, for example, a rapidly-evolving cybersecurity risk; and

▪	Emerging risks, which include risks in each of the five categories above, but are either new, rapidly evolving, or increasing substantially compared to historical levels. For example, the increased frequency and intensity of severe wildfires, the exposures created by the legalization of cannabis, and the recent passage of reviver statutes for victims of abuse would all be considered emerging risks.

Our internal control framework operates with a three lines of defense model. The first line of defense consists of individual functions that deliberately assume risks and own and manage that risk on a day-to-day and business operational basis. The second line of defense is responsible for risk oversight and also supports the first line to understand and manage risk. A dedicated risk team led by the Chief Risk Officer is responsible for this second line and reports to the Chief Financial Officer. The third line of defense is our Internal Audit team, who with oversight from the Audit Committee of our Board, provides independent, objective assurance as to the assessment of the adequacy and effectiveness of our internal control environment. Internal Audit also coordinates risk-based audits, compliance reviews, and other specific initiatives to evaluate and address risk within targeted areas of our business.

We use Enterprise Risk Management (“ERM”) as part of our governance and control process to take an entity-wide view of our major risks and their impact. Our ERM framework is designed to identify, measure, report, and monitor our major risks and develop appropriate responses to support successful execution of our business strategies.

Our Board oversees our ERM process, and various committees of the Board oversee risks specific to their areas of supervision and report their activities and findings to the full Board. Management has formed an Executive Risk Committee that is responsible for the holistic monitoring and management of our risk profile. The Executive Risk Committee consists of the CEO, his direct reports and key operational and financial leaders, including the Chief Risk Officer. The Executive Risk Committee relies on several management committees, such as the Emerging Risk Committee and the Underwriting Committee, for detailed analysis and management of specific major risks.  The Chief Risk Officer reports on the Executive Risk Committee's activities, analyses, and findings to the Board or the appropriate Board committee, and provides a quarterly update on certain risk metrics.

In addition to the various Board and management committees and governance over the ERM process, we believe that high-quality and effective ERM is best achieved when it is a shared cultural value throughout the organization. We consider ERM to be a key process that is the responsibility of every employee. We have developed and use tools and processes that we believe support a culture of risk management and create a robust framework of ERM within our organization. In addition, our compensation policies and practices, as well as our governance framework, including our Board’s leadership structure, are designed to support our overall risk appetite and strategy. Our ERM processes and practices help us to identify potential events that may affect us, and quantify, evaluate, and manage the significant risks we face.

We rely on quantitative and qualitative tools to identify, prioritize, and manage our major risks, including proprietary and third-party computer modeling as well as various other analyses. The Executive Risk Committee meets at least quarterly and reviews and discusses various topics and the interrelation of our major risks, including, but not limited to, capital modeling results, capital adequacy, risk metrics, emerging risks, and sensitivity analysis.  Where necessary, we also utilize the services of subject matter experts, such as external actuaries, third-party risk modeling firms, and information technology security experts. Consistent with the requirements of state insurance regulators, our insurance subsidiaries annually file their Own Risk Solvency Assessment report, which is an internal assessment of our solvency. The Chief Risk Officer develops the report in coordination with members of the Executive Risk Committee, and the report is provided to the Board.

We believe that our risk governance structure facilitates strong risk dialogue across all levels and disciplines of the organization and promotes robust risk management practices. All of our strategies and controls, however, have inherent limitations. We cannot be certain that an event or series of unanticipated events will not occur and result in losses greater than we expect and have a material adverse effect on our results of operations, liquidity, financial condition, financial strength, and debt ratings. An investor should carefully consider the risks and all of the other information included in Item 1A. “Risk Factors.”, Item 7A. “Quantitative and Qualitative Disclosures About Market Risk.", and Item 8. “Financial Statements and Supplementary Data." of Selective’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. To make this determination, we conducted an internal risk assessment of our compensation policies and programs. In performing the risk assessment, we considered that we operate in an industry based almost entirely on managing risk, and we believe that our risk management function is robust. We also analyzed the issues detailed in the proxy disclosure rules and gave close consideration to the following points:

▪	The compensation policies and practices for employees of our reportable segments are similar. Our insurance operations, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition and extensive losses from catastrophic events and acts of terrorism. Our investment segment, which invests premiums collected by the insurance operations and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets;

▪	Our compensation policies are consistent with our overall risk structure and we award a significant portion of our senior officers’ compensation on the accomplishment of financial performance goals that are measured over a three-year period; and

▪	In addition to our compensation policies and practices to motivate our employees to take appropriate levels of risk, we have developed a set of controls and governance processes to manage our risk profile. These include escalation processes based on various levels of individual authorities, a comprehensive set of management and Board committees that focus on analysis, management, and reporting of specific major risks of the organization, and robust internal audit processes. These controls and governance processes, along with our risk management process, are designed to help us understand and react to changes in our risk profile and effectively manage our risk profile to our risk appetite.

We also considered our overall compensation program, including:

▪	The features of our compensation program and whether they align with our compensation philosophy;

▪	The compensation program’s multiple financial and strategic measures that balance profitability and growth. Our financial goals are based on a generally accepted accounting principles (“GAAP”) combined ratio[2], which is an accepted insurance industry standard of profitability, return on equity, statutory net premiums written (“NPW”) growth, and statutory operating return on policyholder surplus. Our strategic goals are based on, among other things, pricing, retention, and profitability improvement measures, that are intended to generate profitable growth;

▪	The maximum potential payments under our compensation plans;

▪	The mix of fixed versus variable compensation;

▪	The balance between cash and equity compensation;

▪	The ratio of compensation based on long-term versus short-term performance metrics; and

▪	The timing of equity award grants and vesting.

We also considered that, from time to time, we adjust our compensation programs as risks in our industry and reportable segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context, including:

▪	The stock ownership and retention requirements for management outlined in the section entitled, “Stock Ownership and Retention Requirements” of this Proxy Statement;

▪	The independent oversight of compensation programs by the Salary and Employee Benefits Committee of the Board, including oversight of goals and performance measures; and

▪	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry about reports from its committees, including the Salary and Employee Benefits Committee, and management’s Executive Risk Committee.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@Selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that provides guiding business ethics principles for all Selective personnel, including executive officers. The Code of Conduct is located in the Corporate Governance subsection of the Investors section of Selective’s website, www.Selective.com. Any material amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website.

 2   The combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A combined ratio under 100% indicates that an insurance company is generating an underwriting profit and a combined ratio over 100% indicates that an insurance company is generating an underwriting loss.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis provides our stockholders information about our 2019 compensation program for the following named executive officers (“NEOs”):

▪	Gregory E. Murphy, Executive Chairman and former CEO (Mr. Murphy served as our Chairman and CEO through February 1, 2020);

▪	John J. Marchioni, President and CEO (Mr. Marchioni served as our President and Chief Operating Officer until February 1, 2020);

▪	Mark A. Wilcox, Executive Vice President and Chief Financial Officer; and

▪	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer.

As designated by the Board of Directors, Messrs. Murphy, Marchioni, Wilcox, and Lanza are Selective’s only “executive officers” under Section 16 of the Exchange Act.

Consideration of 2019 Say-on-Pay Advisory Vote Results

Since our initial say-on-pay proposal in 2011, our stockholders have overwhelmingly supported our compensation decisions. At our 2019 Annual Meeting of Stockholders, our stockholders voted on an advisory basis to approve the compensation of our NEOs, with nearly 97% of votes cast voting in favor of the proposal. We considered these results and, in light of our stockholders’ indicated continued support for our compensation decisions, did not make any material changes in our 2019 compensation decisions and policies, other than in connection with our CEO transition, as described more fully under “2019 Elements of Compensation and Allocation Between Current and Long-Term Compensation.” We have continued to maintain our emphasis on providing a combination of both short-term and long-term incentive compensation, which we believe rewards our executives for delivering stockholder value.

2019 Corporate Performance Highlights

During 2019, we continued to make excellent progress executing our Strategic Business Plan Framework that focuses on our five strategic imperatives:

▪	Create a Highly Engaged Team;

▪	Align Resources for Profitable Growth;

▪	Deliver a Superior Omni-Channel Experience;

▪	Leverage Data and Treat Information as a Valued Corporate Asset; and

▪	Optimize Operational Effectiveness and Efficiency.

For 2019, we generated a GAAP return on equity (“ROE”) of 13.6% and a non-GAAP operating ROE3 of 13.3%, which was: (i) above our budgeted projection for the year; (ii) above Conning, Inc.’s expected 2019 U.S. property and casualty insurance industry GAAP ROE4; and (iii) our sixth consecutive year of double-digit non-GAAP operating ROE. We also produced a combined ratio of 93.7%, which compares very favorably to Conning, Inc.’s expected 2019 U.S. property and casualty insurance industry statutory combined ratio of 96.8%5.

GAAP COMBINED RATIO

In addition to our excellent combined ratio and non-GAAP operating ROE, other key accomplishments for 2019 included the following:

▪	Our stock price at the end of 2019 was $65.19, an increase of 7% from year-end 2018;

▪	Our total shareholder return (“TSR”), which is calculated using the change in the value of Selective’s common stock price and reinvested dividends, was 8.3% for the one-year period, 16.3% for the three-year period, and 20.9% for the five-year period ended December 31, 2019, compared to the Standard & Poor’s 500 Index total return of 31.5%, 15.3%, and 11.7%, respectively;

▪	Compared to 2018: (i) overall NPW increased by 7%; (ii) commercial lines NPW increased by 8%; and (iii) excess and surplus lines NPW increased by 4%;

▪	We achieved 3.6% in overall standard lines renewal pure price increases, with 3.4% in standard commercial lines and 5.0% in standard personal lines, while maintaining solid retention rates of 83% for our standard lines of insurance;

 3 Non-GAAP operating ROE is a non-GAAP financial measure and is calculated as follows:

Non-GAAP Operating ROE:
Non-GAAP Operating Income from the Performance Period
÷
(Stockholders’ Equity at Beginning of Performance Period + Stockholders’ Equity at Year End) ÷ 2

Non-GAAP operating income differs from net income by the exclusion of after-tax net realized and unrealized gains and losses on investments and after-tax debt retirement costs. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. These investment gains and losses, other-than-temporary investment impairments that are charged to earnings, unrealized gains and losses on equity securities, and the debt retirement costs could distort the analysis of trends. Non-GAAP operating ROE is not intended as a substitute for ROE that is based on net income prepared in accordance with GAAP.

4 Source: ©2020 Conning, Inc. Used with permission.

5 Source: ©2020 Conning, Inc. Used with permission.

▪	We achieved 4.0% of average renewal pure price increases in our excess and surplus lines business;

▪	We received an improved score, 8.8 out of 10, on an independently administered agency satisfaction survey; and

▪	Compared to 2018, we increased net investment income, after tax, by 13%, driven by strong cash flow from operations that was 18% of NPW, $106 million in net proceeds from our 5.375% Senior Notes issuance, and active portfolio management.

In the fourth quarter of 2019, A.M. Best Company reaffirmed our “A (Excellent)” financial strength rating, their third highest of 13 financial strength ratings, and upgraded our outlook to “positive” from “stable.” The rating reflects A.M. Best Company’s view on our strong balance sheet, sustained profitability, favorable business profile, and appropriate enterprise risk management. In addition, the positive outlook reflects A.M. Best Company’s view of our improved profitability over the past five years on an absolute basis and relative to our peers.

During the third quarter of 2019, S&P Global Ratings reaffirmed our financial strength rating of “A” (with a “stable” outlook), citing our strong capital adequacy and strong operating performance, driven by sound underwriting and steady pure renewal price increases. Fitch Ratings reaffirmed our “A+” rating (with a “stable” outlook) in the second quarter of 2019, citing our strong capitalization and financial performance, with stable underwriting results and return metrics that have remained favorable compared to our peers. Moody’s Investors Service’s reaffirmed our “A2” rating (with a “stable” outlook) most recently in the first quarter of 2018, referencing our solid regional franchise, established independent agency support, solid risk-adjusted capitalization, strong invested asset quality, and good underwriting profitability.

CEO Pay for Performance

The following table presents Mr. Murphy’s compensation over the past five years, its dollar and percentage change from the prior year, and Selective’s TSR for the corresponding one-, three-, and five-year periods. We believe the table demonstrates the correlation between changes in Selective’s TSR and Mr. Murphy’s compensation, which is consistent with, and reflects our philosophy of, aligning compensation with the interests of stockholders and long-term performance.

* Note: The value of “Indexed Total Shareholder Return (TSR)” at each year-end shown above is based on the then-current value of an assumed $100 investment in Selective stock on December 31, 2014, and reflects changes in stock price and assumes that dividends paid to stockholders are reinvested in Selective stock.

	2015	2016	2017	2018	2019
CEO Total Compensation* (Base Salary Rate, Annual Cash Incentive Compensation, and Long-Term Incentive Compensation)	$4,440,002	$4,890,031	$4,900,008	$5,100,019	$6,792,401
$ Change from Prior Year	+$514,991	+$450,029	+$9,977	+$200,011	+$1,692,382
% Change from Prior Year	+13.1%	+10.1%	+0.2%	+4.1%	+33.2%
One-Year TSR	+26.0%	+30.4%	+38.2%	+5.1%	+8.2%
Three-Year TSR	+85.5%	+68.5%	+126.8%	+89.3%	+57.2%
Five-Year TSR	+109.3%	+170.7%	+234.1%	+144.8%	+158.1%

*For 2017, also includes discretionary bonus.

Role and Function of the Salary and Employee Benefits Committee

The Salary and Employee Benefits Committee of the Board of Directors (“SEBC”) oversees executive compensation. The SEBC retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive and director compensation issues. Compensation Consultant representatives: (i) review senior executive compensation; (ii) prepare comprehensive competitive compensation analyses for our NEOs; (iii) provide counsel to the SEBC regarding award metrics, components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs; and (iv) attend SEBC meetings, as requested by the SEBC.

The Compensation Consultant has advised the SEBC since 2007. The Compensation Consultant does not provide any services to Selective other than to advise the SEBC on executive and director compensation matters. Based on applicable SEC and NASDAQ rules, the SEBC has determined that the Compensation Consultant’s services do not raise a conflict of interest.

The SEBC has full autonomy in determining executive compensation and makes all final determinations about CEO and other NEO compensation, incorporating information provided by the Compensation Consultant. The CEO, in 2019, made compensation recommendations to the SEBC for the President and Chief Operating Officer based on his assessment of the President and Chief Operating Officer’s annual performance, contributions to Selective, and potential for advancement. The CEO and President and Chief Operating Officer, in 2019, made compensation recommendations to the SEBC for the other NEOs based on their assessment of the other NEOs’ annual performance, contributions to Selective, and potential for advancement. In making its compensation decisions, the SEBC also considers: (i) pre-established guidelines regarding award amounts; (ii) pay levels at companies with which we compete for business and executive talent (discussed below); (iii) Selective’s performance; (iv) executive retention issues, including the retention of Mr. Murphy’s services as Executive Chairman through February 1, 2021; (v) internal compensation parity; and (vi) advancement in abilities, experience, and responsibilities. The Executive Vice President, Chief Human Resources Officer, and certain other human resources officers, as part of their usual duties and responsibilities, provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent who will drive the organization’s success by creating stockholder value through profitable growth and effective risk management.

Our compensation program is designed to: (i) promote and align both short- and long-term interests of our executives with those of our shareholders; (ii) reward the achievement of our business objectives through the execution of our Strategic Business Plan Framework and its five strategic imperatives; and (iii) recognize our executives for their individual achievements by motivating them to execute their duties and responsibilities in a manner not reasonably likely to have a material adverse effect on our operations or results. We aim to provide these highly talented and qualified executives with compensation that is competitive, both in value and mix of short-term and long-term cash and stock-based components, with the total compensation paid by other property and casualty insurance companies and other companies with which we compete for executive talent.

Consistent with our pay-for-performance philosophy, we link our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions, and we align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program generally consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

▪	Base salary;

▪	Annual cash incentive program (“ACIP”) payments; and

▪	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Selective primarily uses the following compensation structures and practices:

WHAT WE DO

▪	Fixed and variable compensation components;

▪	Compensation weighted toward performance-based equity and performance-based cash bonus awards to NEOs;

▪	Stock ownership and retention requirements;

▪	Limited perquisites;

▪	Double triggers for cash and equity award payments upon a change in control under employment agreements;

▪	Clawback certain inventive-based compensation (see section entitled, “Recoupment of Awards” of this Proxy Statement for more information); and

▪	Engagement of an independent compensation consultant.

WHAT WE DO NOT DO

▪	No excise tax gross-up provisions in employment agreements;

▪	No re-pricing of stock options;

▪	No stock options granted at less than fair market value;

▪	No payment of dividends on unvested stock-based awards;

▪	No inclusion of incentive compensation in pension calculations;

▪	No hedging of Selective stock permitted by directors, officers, or employees (see section entitled, “Policy on Hedging” of this Proxy Statement for more information); and

▪	No guaranteed annual salary increases.

Benchmarking

When making compensation decisions, the SEBC believes it is important to be informed of compensation practices at multiple comparator groups of publicly-traded companies and property and casualty insurance holding companies. The SEBC believes that:

▪	Benchmarking provides the SEBC with relevant information to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

▪	Measuring our compensation against practices from two benchmark sources helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture; and

▪	Considering multiple market references offsets inaccuracies inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a more comprehensive set of market-competitive pay boundaries than just a single benchmark.

Accordingly, the SEBC received from, and reviewed with, the Compensation Consultant the following benchmarking information in late 2018 for purposes of establishing 2019 compensation:

▪	Analyses of both the individual compensation elements and total compensation that we pay our NEOs compared to a peer group that consisted of the same companies as the prior year; and

▪	Data provided by a third-party vendor for our NEOs against a group consisting of 53 property and casualty insurance organizations, excluding Selective.

As part of the 2019 compensation process, in late 2018, the Compensation Consultant furnished the SEBC with the most recent NEO compensation information available from the following:

Proxy Peers Organizations with which we compete in the sale of products and services and for talent	Third-party Vendor Survey

▪ Argo Group International Holdings, Ltd.

▪ Cincinnati Financial Corporation

▪ CNA Financial Corporation

▪ EMC Insurance Group Inc.

▪ Erie Indemnity Company

▪ The Hanover Insurance Group, Inc.

▪ The Hartford Financial Services Group, Inc.

▪ Navigators Group, Inc. ▪ State Auto Financial Corporation ▪ United Fire Group, Inc. ▪ W. R. Berkley Corporation	▪ Property and Casualty Insurance Compensation Survey

To re-evaluate its earlier 2019 NEO compensation decisions and in establishing compensation parameters for 2020, the SEBC reviewed the most recent NEO compensation information available as of that time from these two market reference sources in late 2019 and early 2020.

Information for the Proxy Peers in the above table (collectively, the “Proxy Peer Group”) was obtained from proxy statements and other materials filed with the SEC. This information includes data on compensation components and comparative analyses of the overall financial performance of the Proxy Peer Group. The Proxy Peer Group is composed of organizations that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from organizations of various sizes. Because we strive to engage the best talent and may have to recruit from larger organizations, we look at data from throughout the property and casualty insurance industry. In late 2019 and early 2020, the SEBC reviewed information reported in the Property and Casualty Insurance Compensation Survey, which reflects data from 54 organizations, including Selective, that have an annual median direct premiums written of $3.6 billion and annual median revenues of $3.7 billion.

When the SEBC evaluates NEO compensation, it seeks to benchmark against positions with comparable job responsibilities whenever possible. As the position of President and Chief Operating Officer had increasingly broad succession plan-mandated responsibilities in 2019 related to Mr. Marchioni’s ultimate appointment as CEO effective February 1, 2020, there were no direct comparators in our multiple market reference groups. The lack of a true benchmark comparator for Mr. Marchioni’s position impacts the compensation comparison of our NEOs as a group. Similarly, as the SEBC deemed a smooth leadership transition throughout 2020 and into early 2021 critical to the organization, and did not consider the Retention Grant (defined below) to be exclusively part of annual compensation, Mr. Murphy’s 2019 compensation is higher in comparison to the market.

Due to these CEO transition-related objectives and considerations, total NEO compensation reported for 2019 in the Summary Compensation Table, in relation to the reference market sources, was 44% above the aggregate average median and 19% below the aggregate average 75th percentile. The SEBC deemed these variances appropriate given the CEO transition-related objectives and considerations, Selective’s corporate performance, and the individual performance of our NEOs. The components comprising total NEO compensation differed from market to varying degrees. Specifically, base salary was above the total average median by 12% and below the total average 75th percentile by 4%. Driven by the outstanding performance relative to annual financial, operational, and strategic objectives detailed below, annual cash incentive awards were 114% above the total average median and 33% above the total average 75th percentile. The combined relative positioning of base salary and annual cash incentives resulted in annual total cash compensation that was above the total average median by 69% and above the total average 75th percentile by 26%. The grant date fair value of our 2019 long-term incentive awards was 28% above the total average median, but 44% below the total average 75th percentile. Considering each individual’s accomplishments and contributions, the degree to which we achieved our 2019 goals and outperformed relative to the expected industry performance, the SEBC felt that each NEO’s compensation was appropriate.

2019 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

The table below shows the percentage of total variable and total fixed compensation for 2019 for the CEO and the other NEOs that is short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP), and fixed compensation (base salary) versus variable compensation (ACIP and LTIP). Mr. Murphy’s 2019 LTIP includes a time-based restricted stock unit award (LTIP) granted to incentivize his continued service with Selective through February 1, 2021 (the “Retention Grant”). When evaluating 2019 compensation for our CEO and other NEOs, the SEBC considered: (i) our overall results compared to budget and projected industry results; (ii) our ability to obtain renewal pure price increases on our insurance business that allowed us to produce a strong combined ratio; (iii) our ability to profitably grow NPW; (iv) our investment income performance compared to both budget and benchmark targets; (v) significant claims improvement initiatives; and (vi) retention of top talent. These factors were viewed in light of the relative competitive positioning of the compensation of our CEO and the other NEOs.

As the table below indicates, the 2019 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short- and long-term corporate objectives consistent with our stockholders’ economic interests. We strive to achieve a balance between pay incentive vehicles and performance time horizons.

	Variable Compensation			Fixed Compensation
NEOs	2019 Short-Term (ACIP)	2019 Long-Term (LTIP)	2019 Total Variable (ACIP + LTIP)	2019 Base Salary
Gregory E. Murphy	40%	46%(1)	86%(1)	14%
John J. Marchioni	47%	32%	79%	21%
Mark A. Wilcox	46%	30%	76%	24%
Michael H. Lanza	43%	27%	71%	29%

(1)  Includes Retention Grant.

The charts below reflect the allocation of 2019 compensation to LTIP, ACIP, and base salary for the CEO and for all other NEOs on average:

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while taking into account each executive’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers both competitive market data for positions with comparable job content and overall market demand for each position. The SEBC generally believes that base salaries should be aligned with market trends for executives with similar responsibilities at comparable companies. When establishing the base salaries of our NEOs, the SEBC also considers:

▪	The functional role of the executive’s position;

▪	The executive’s level of responsibility;

▪	The executive’s growth in the position, including skills and competencies;

▪	The executive’s contribution and performance; and

▪	The organization’s ability to replace the executive.

Based on these considerations and on their respective accomplishments and contributions as described below in the section entitled, “2019 Compensation Actions for the CEO and other NEOs,” the SEBC increased the base salaries of the CEO and the other NEOs in early 2019 during our regular salary review process, as follows: Mr. Murphy, 4%; Mr. Marchioni, 5%; Mr. Wilcox, 4%; and Mr. Lanza, 2%.

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established near-term strategic and financial organizational performance goals. For 2019, all NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”).

2019 Corporate ACIP Measures

Our Corporate ACIP Measures are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. The SEBC takes into consideration the level of achievement of the Corporate ACIP Measures when determining the ACIP payments to our NEOs.

As shown below, 0% to 116.3% of the maximum ACIP opportunity for employees was based on a financial performance goal of achieving a GAAP combined ratio of between 90.0% and 100.0%, and 0% to 50% of the maximum ACIP opportunity for employees was based on the achievement of 12 measures related to our five strategic imperatives (with an additional potential 5% from the pure rate profitability improvement goal). The table below shows total potential Corporate ACIP payouts for employees at various combined ratio percentages, assuming all 12 measures were fully met:

GAAP Combined Ratio (%)	Corporate ACIP Measures
	Financial Measure (%)	Maximum Strategic Measures (%)	Total Opportunity (%)
100.0	0.0	50	50.0
99.0	11.6	50	61.6
98.0	23.3	50	73.3
97.0	34.9	50	84.9
96.0	46.5	50	96.5
95.5	50.0	50	100.0
95.0	58.1	50	108.1
94.0	69.8	50	119.8
93.0	81.4	50	131.4
92.0	93.0	50	143.0
91.0	104.7	50	154.7
90.0	116.3	50	166.3

2019 Corporate ACIP Measure Results

The 2019 Corporate ACIP Measure results were based on our achievement of the financial metric of overall GAAP combined ratio and the strategic measures, as described in greater detail below.

Financial Performance Results

For 2019, our overall GAAP combined ratio was 93.7%. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 73.3%.

Strategic Measures Performance Results

As reflected in the table below, we fully achieved 10 measures, partially achieved one measure, and did not achieve one measure of the 12 total 2019 ACIP strategic measures, which support our five strategic imperatives. Accordingly, the strategic measures performance component of the Corporate ACIP Measures generated funding at 47.0%.

Strategic Imperative	Measure	Point Value	Results
Create a Highly Engaged Team Optimize Operational Effectiveness and Efficiency	EXPENSE MANAGEMENT	5 pts	Achieved 5 pts
Achieve designated labor and non-labor expense targets for specified business units.
	Achieve designated company-wide labor and non-labor expense budget.	5 pts	Achieved 5 pts
Align Resources for Profitable Growth Leverage Data and Treat Information as a Valued Corporate Asset	PROFITABILITY IMPROVEMENT	0 – 10 pts (plus 5 pt. premium)	Achieved 10 pts
Achieve a specified commercial pure rate target for standard renewal business.
	Achieve a specified commercial loss ratio mix improvement through targeted actions.	0 – 5 pts	Achieved 5 pts
	Achieve designated aggregate pricing targets for new business.	0 – 5 pts	Achieved 5 pts
Align Resources for Profitable Growth Leverage Data and Treat Information as a Valued Corporate Asset	GROWTH	0 – 3 pts	Achieved 0 pts
Achieve specified new direct standard commercial lines, personal lines, and bond premium targets.
	Achieve specified commercial lines and personal lines net renewal direct premiums written targets.	0 – 3 pts	Achieved 3 pts
	Achieve key milestones of Small Business strategy to improve ease of doing business.	4 pts	Achieved 4 pts
Deliver a Superior Omni-Channel Experience	CUSTOMER EXPERIENCE	2 pts	Achieved 2 pts
Launch and implement designated actions for Selective brand refresh.
	Implement designated key milestones for agency and customer experience strategy.	3 pts	Achieved 3 pts
Optimize Organizational Effectiveness and Efficiency	OPERATIONAL EFFICIENCY	3 pts	Achieved 3 pts
Implement delivery of legal matter management and claims dashboard systems.
	Deploy designated InsurTech product and launch Innovation Lab.	2 pts	Achieved 2 pts

2019 Corporate ACIP Measure Results

For 2019, our combined Corporate ACIP Measures resulted in total funding opportunity for the NEOs of 120.3%.

2019 ACIP Payment Opportunities and Awards for NEOs

The 2019 ACIP payment opportunities for the NEOs were based on competitive market levels and set as a percentage of annual base salary. The following table lists each NEO’s 2019 minimum and maximum ACIP opportunities, the SEBC’s actual 2019 award as a percentage of base salary, and the change in ACIP from 2018 to 2019:

NEO	Minimum 2019 ACIP Opportunity (as % of Base Salary Rate)	Maximum 2019 ACIP Opportunity (as % of Base Salary Rate)	Actual 2019 ACIP Payment (as % of Base Salary)	Change in ACIP Payment from 2018 to 2019 (as %)
Gregory E. Murphy	0%	350%	272%	26%
John J. Marchioni	0%	275%	226%	27%
Mark A. Wilcox	0%	250%	193%	30%
Michael H. Lanza	0%	150%	150%	43%

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our leaders and encourage their long-term retention. By aligning financial rewards with the economic interests of our stockholders, leaders are motivated to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash vehicles under our LTIP to deliver long-term compensation, which is consistent with the market practices of the companies included in our Proxy Peer Group. We establish a dollar-denominated target for each employee eligible to participate in the LTIP, including the NEOs. All individual target award amounts are aggregated to determine the total LTIP award pool.

LTIP awards are typically granted in overlapping three-year cycles and are allocated among performance-based restricted stock units and performance-based cash incentive units. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, our goal is to encourage executive officers to continue their tenure with us and align their economic interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance goals for the long-term incentive awards granted in 2017 through 2019 are as follows:

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/17 – 12/31/19	Cumulative non-GAAP operating ROE (excluding unrealized gains or losses), cumulative growth in policy count, or cumulative growth in statutory NPW	Cumulative TSR/NPW growth/cumulative statutory operating return on policyholder surplus(1)
01/01/18 – 12/31/20	Cumulative non-GAAP operating ROE (excluding unrealized gains or losses), cumulative growth in policy count, or cumulative growth in statutory NPW	Cumulative TSR/NPW growth/cumulative statutory operating return on policyholder surplus
01/01/19 – 12/31/21	Cumulative non-GAAP operating ROE (excluding unrealized gains or losses), cumulative growth in policy count, or cumulative growth in statutory NPW	Cumulative TSR/NPW growth/cumulative statutory operating return on policyholder surplus

(1) Statutory operating return on policyholder surplus is a measurement of profitability that reflects the amount of statutory operating income generated by dividing statutory operating income by the average policyholder surplus during the period.

In determining the amount of LTIP awards granted to the NEOs in 2019, the SEBC considered several factors, including: (i) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year, as outlined below; (ii) each NEO’s total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iii) our desire for long-term retention of high-performing executives.

In 2017, the SEBC changed the elements allocation of the total grant date fair value of LTIP awards to executives, including the NEOs. The SEBC increased the allocation to performance-based restricted stock units, and lowered and narrowed the performance grid for performance-based cash incentive units, to mitigate the potential volatility of stock compensation expense. Accordingly, the LTIP awards’ allocation are 75% performance-based restricted stock units and 25% performance-based cash incentive units.

Performance-Based Restricted Stock Units

Seventy-five percent (75%) of the total grant date fair value of each NEO’s LTIP award made in 2019, exclusive of Mr. Murphy’s Retention Grant, consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Omnibus Stock Plan”), based on, and subject to, the following conditions:

▪	Three-year vesting period; and

▪	Achievement at the end of any calendar year during the three-year period beginning on January 1, 2019 and ending on December 31, 2021 of either: (i) a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2018); or (ii) a cumulative 5% growth in policy count or statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and same dividend rate paid to all Selective stockholders. Payment of DEUs, which are payable in shares of Selective common stock, remains subject to the same vesting conditions and performance measures as the underlying restricted stock units. DEUs are not paid out unless and until the related restricted stock units vest. This use of performance-based restricted stock units aligns this component of our NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining twenty-five percent (25%) of the grant date fair value of each NEO’s LTIP award granted in 2019 consisted of performance-based cash incentive units granted under the Cash Incentive Plan, based on, and subject to, the following terms:

▪	Three-year performance period;

▪	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award; and

▪	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Matrix of Potential Performance-Based Cash Incentive Unit Payouts
(as a % of Initial Award Value)
	>=80%	100%	108%	117%	125%	133%	142%	150%
	70%	86%	100%	108%	117%	125%	133%	142%
Cumulative 3-Year	60%	72%	86%	100%	108%	117%	125%	133%
Statutory Net	50%	58%	72%	86%	100%	108%	117%	125%
Premium Growth	40%	44%	58%	72%	86%	100%	108%	117%
Relative to Peer	30%	30%	44%	58%	72%	86%	100%	108%
Index	<=20%	0%	30%	44%	58%	72%	86%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus
	Relative to Peer Index

In establishing the peer group (the “Cash Incentive Unit Peer Group”) for 2019 to compare performance and determine the ultimate number of performance-based cash incentive units earned, the SEBC strived to include companies that have a similar mix of products, operate in the same geographic regions, have similar premium volume, and distribute their products through independent agents. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent. The Cash Incentive Unit Peer Group consists of the following companies:

▪ Auto-Owners Insurance Group ▪ Cincinnati Financial Corporation ▪ CNA Financial Corporation ▪ Donegal Insurance Group ▪ Erie Indemnity Company ▪ The Hanover Insurance Group, Inc.	▪ Liberty Mutual Group Inc. ▪ State Auto Financial Corporation ▪ United Fire Group, Inc. ▪ Utica National Insurance Group ▪ Westfield Group

Timing of LTIP Awards

LTIP awards are generally granted each year following the release of Selective’s year-end earnings results.

2016 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2016 LTIP award grants and the corresponding payout in 2019:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2016 Grant Results

Restricted Stock Units

Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2015), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.

	Achieved 5% cumulative growth of NPW	100%(1)

Cash Incentive Units(2)

Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index for the period of January 1, 2016 to December 31, 2018.

	Achieved a TSR factor of 89.31%, a statutory operating return on policyholder surplus of 41%, and NPW growth of 21%	183% of units at $89.31(3)

(1) The 5% cumulative growth in statutory NPW was achieved for the performance period, resulting in 100% payout of the Restricted Stock Units.

(2) Cash incentive unit awards are denominated in units with an initial value of $100. For 2016 awards, appreciation or depreciation was based on TSR, which is determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of 2016 units ultimately earned was based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year operating return on policyholder surplus relative to this peer group index.

(3) Performance results exceeded the maximum levels; 200% was the maximum payout for the 2016 Cash Incentive Units.

2019 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2019 base salary, ACIP, and LTIP compensation decisions for Mr. Murphy and the other NEOs, the SEBC considered each NEO’s overall and individual accomplishments and contributions. The required achievement of pre-determined financial and strategic goals limits the ACIP and LTIP components of our compensation program. We structure our reward programs to retain and motivate our best-performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, the SEBC made the following compensation decisions for 2019:

▪	Mr. Murphy’s:

o	Base salary was increased 4%;

o	ACIP payment for 2019 was 26% higher than his 2018 ACIP payment;

o	LTIP award granted in 2019 was 5% higher than his award granted in the previous year, excluding his Retention Grant (55% higher including his Retention Grant); and

o	Total compensation, including salary, ACIP payment, and LTIP award, excluding his Retention Grant, was 13.6% higher for 2019 compared to 2018 (33% higher including his Retention Grant).

As CEO, during 2019, Mr. Murphy was ultimately responsible for the achievement of all financial, strategic, and investment goals. Accordingly, in making its 2019 compensation decisions for Mr. Murphy, the SEBC considered our overall corporate performance, as previously detailed in this Compensation Discussion and Analysis under the section entitled “2019 Corporate Performance Highlights,” and a comprehensive written performance appraisal completed by non-employee members of Selective’s Board of Directors.

Based on the degree of achievement of the Corporate ACIP measures and the factors noted above in the 2019 Corporate Performance Highlights, the SEBC determined that Mr. Murphy’s 2019 ACIP payment would be set at 272% of base salary. The SEBC also considered Mr. Murphy’s long-standing superior leadership in achieving exceptional and sustained financial and operating performance, his role in the successful transition of the CEO responsibilities to Mr. Marchioni, and the historical positioning of his compensation relative to peers, which has ranged from below the peer median, to modestly above the peer median, even during periods of outstanding performance.

The SEBC determined that Mr. Murphy’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy and that it reinforces our long history of linking pay and performance.

Our other NEOs were also critical in executing Selective’s 2019 strategic goals and key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions for the other NEOs:

▪	Base salaries for Messrs. Marchioni, Wilcox and Lanza were increased in 2019 by 5%, 4%, and 2%, respectively;

▪	The ACIP payment for 2019, compared to the ACIP payment for 2018, for: (i) Mr. Marchioni increased by 27%; (ii) Mr. Wilcox increased by 30%; and (iii) Mr. Lanza increased by 43%;

▪	LTIP awards granted in February 2019, compared to LTIP awards granted in February 2018, for: (i) Mr. Marchioni increased by 8%; and (ii) Messrs. Wilcox and Lanza did not increase; and

▪	Total compensation, including base salary, ACIP payments, and LTIP awards, for Messrs. Marchioni, Wilcox, and Lanza increased by 16%, 13%, and 16%, respectively, compared to total compensation for 2018.

In making 2019 compensation decisions for the other NEOs, the SEBC considered the following for each NEO:

Mr. Marchioni – As our President and Chief Operating Officer during 2019, Mr. Marchioni was responsible for our Insurance Operations, Strategy, Actuarial, Human Resources, Marketing, Information Technology, Finance, and Legal areas. Mr. Marchioni played a key role in developing strategies that enhance profitability, growth, and competitive strength, including managing agency relations, claims, underwriting, customer service, and all regional operations. In 2019, Mr. Marchioni directly oversaw Messrs. Wilcox and Lanza, as well as their respective areas of responsibility, consistent with our focus on leadership development. During 2019, Mr. Marchioni was elected to the Board and also served as a member of our key management committees.

In 2019, Mr. Marchioni played a key role in executing on our Strategic Business Plan Framework and had primary responsibility for the achievement of the 2019 Corporate ACIP strategic measures, and many of his accomplishments are closely tied to these measures. Under Mr. Marchioni’s leadership, our Insurance Operations continued to focus on granular pricing and sophisticated underwriting, as well as significant improvement in claims outcomes, that we believe give us a competitive advantage. Mr. Marchioni’s major contributions in 2019 included:

▪	Producing a combined ratio of 93.7%, on a GAAP basis in 2019, compared to Conning, Inc.’s expected 2019 U.S. property and casualty insurance industry statutory combined ratio of 96.8%[6];

▪	Increasing overall NPW by 7% and commercial lines NPW by 8% in 2019 compared to 2018;

▪	Achieving 3.6% in overall standard lines renewal pure price increases, with 3.4% in standard commercial lines and 5.0% in standard personal lines, while maintaining high retention rates of 83% for standard commercial lines and standard personal lines;

▪	Achieving 4.0% in renewal pure price increases in our excess and surplus lines business;

▪	Restructuring the senior management of our Insurance Operations, establishing a Chief Innovation Officer position to spearhead the development of solutions to serve the needs of our customers and agents, appointing a new Chief Information Officer, and the hiring and on-boarding of a new Chief Claims Officer.

▪	Enhancing recruiting, talent development, and workforce planning programs for key roles;

▪	Achieving an improved score, 8.8 out of 10, on an independently administered agency satisfaction survey;

▪	Expanding the implementation of our diversity and inclusion plan for staff and the development of a strategy for collaboration with distribution partners to serve diverse markets;

▪	Continuing to execute on a multi-year plan to modernize our key information technology systems;

▪	Expanding customer service capabilities including enhanced interactive voice response, adding live chat functionality, expanding Customer Service Center operation hours, deploying contextual messaging, and centralizing customer preference management;

▪	Developing and launching a technology platform to help distribution partners analyze their overall portfolio of customers;

▪	Exceeding expectations for business written as part of our recent Southwest region expansion; and

▪	Increasing net investment income, after tax, by 13% for 2019 compared to 2018, driven by strong cash flow from operations that was 18% of NPW, $106 million in net proceeds from our 5.375% Senior Notes issuance, and active portfolio management.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Murphy’s recommendation that Mr. Marchioni’s 2019 ACIP payment be set at 226% of base salary. This compares to his initial ACIP opportunity range of 0-275% of base salary.

 6Source: ©2020 Conning, Inc. Used with permission.

Mr. Marchioni’s ACIP payment for 2019 was 27% higher than his 2018 ACIP payment. We believe his 2019 ACIP award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Wilcox – In addition to his general management responsibility as a member of the executive management team, Mr. Wilcox, as Executive Vice President and Chief Financial Officer, has primary responsibility for all financial matters, including financial accounting, SEC reporting, investor relations, tax, capital and capital management planning, treasury, billing, investments, enterprise risk management, reinsurance, financial planning, and contracts and procurement. Mr. Wilcox’s major contributions in 2019 included:

▪	A $300 million institutional market 5.375% Senior Notes offering;

▪	Coordinating implementation of a solar facility at the corporate headquarters;

▪	Entering into a new line of credit that expands our borrowing capacity, with improved pricing terms;

▪	Evaluating and implementing several new investment mandates to enhance book yield while managing interest rate, credit, and liquidity risk;

▪	Successfully renewing our major reinsurance treaties to best position us to compete in the primary market;

▪	Continuing development of billing system enhancements and general ledger interface;

▪	Monitoring and managing the annual budget and forecasting processes;

▪	Evaluating the vendor management process and enhancing the related diversity initiative;

▪	Continuing analysis of peer trends and developments in InsurTech, including establishment of an InsurTech investment committee and allocation;

▪	Implementing streamlined treasury processes;

▪	Continuing to implement an investor relations strategy by maintaining engagement with analysts, investors, and bankers, and participating in investor conferences and roadshows;

▪	Strengthening relationships with rating agencies; and

▪	Implementing commercial and personal lines peer financial analysis and assessing strategic implications.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Messrs. Murphy and Marchioni’s recommendation that Mr. Wilcox’s 2019 ACIP payment be set at 193% of his base salary. This compares to his initial ACIP payment opportunity range of 0-250% of base salary.

Mr. Wilcox’s ACIP payment for 2019 was 30% higher than his 2018 ACIP. We believe his 2019 ACIP award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Lanza – In addition to his general management responsibility as a member of the executive management team, Mr. Lanza, as Executive Vice President, General Counsel and Chief Compliance Officer, has primary responsibility for all legal, corporate governance, government affairs, state filings, regulatory, and compliance matters. Mr. Lanza’s major 2019 contributions were:

▪	Providing legal advice, counsel, and oversight of the development of InsurTech-related products and other InsurTech-related initiatives;

▪	Providing legal advice and counsel to complete a $300 million institutional market 5.375% Senior Notes offering;

▪	Providing legal support of implementation of a solar facility at the corporate headquarters;

▪	Providing legal counsel related to entering a new line of credit that expands our borrowing capacity, with improved pricing terms;

▪	Providing timely and appropriate legal advice on targeted underwriting actions to improve commercial loss ratio mix and achieve renewal and new business targets;

▪	Developing policy positions and achieving meaningful progress on key legislative, regulatory and legal matters including National Flood Insurance Program Reauthorization and Terrorism Risk Insurance Program Reauthorization;

▪	Providing guidance and support with regard to integration issues and advancing advocacy positions with industry trade groups and associations;

▪	Providing timely and appropriate counsel in support of the corporate brand refresh and various customer experience initiatives;

▪	Providing significant counsel on the execution of corporate, tax, and investment transactions, including providing legal review of several new investment mandates to enhance book yield while managing interest rate, credit, and liquidity risk;

▪	Providing significant counsel to management and the Board on corporate governance, regulatory compliance, data and information governance, and disclosure matters;

▪	Providing continued advice, counsel, and leadership on strategic framework initiatives related to corporate communications, human resources, and succession planning;

▪	Providing advice, counsel, and leadership on real estate initiatives, including Innovation Lab, and redevelopment and community outreach projects; and

▪	Providing ongoing counsel to the claims operations on large loss, complex claims and extra-contractual matters, utilization of staff counsel and panel counsel, alternative fee arrangements, and operational metrics.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Messrs. Murphy and Marchioni’s recommendation that Mr. Lanza’s 2019 ACIP payment be set at 150% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary.

Mr. Lanza’s 2019 ACIP payment was 43% higher than his 2018 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

PERQUISITES

NEO perquisites in 2019 were limited to tax preparation services, which is a prevailing industry practice. Messrs. Murphy, Marchioni, and Lanza used tax preparation services in 2019 and were reimbursed $5,000, $5,000, and $3,000, respectively. Mr. Lanza also received a modest cash service award.

RECOUPMENT OF AWARDS

The Board has adopted an incentive-based compensation recoupment policy under which the Board, after the recommendation of the SEBC, may require the return, repayment, or forfeiture of any cash or equity-based incentive compensation payment or award made or granted to any current or former “Senior Officer” (defined below) during the three completed fiscal years immediately preceding the date of either of the following:

▪	A required restatement of Selective’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws regardless of the Senior Officer’s culpability in such restatement; or

▪	A required restatement of a performance measure – a financial or operating metric used formulaically or considered by the SEBC in determining performance-based compensation – in which the fraud or willful misconduct of the Senior Officer was a significant contributing factor in causing the restatement.

“Senior Officer” means any person designated by the Board as an “officer” for purposes of Section 16 of the Exchange Act, the Chief Accounting Officer, and any other officer who reports directly to the CEO.

The amount of cash or equity-based incentive-based compensation payment or award required to be returned, repaid, or forfeited shall be the amount by which the Senior Officer’s original incentive payment or award for the relevant period exceeded all incentive payment or award calculated on the restated results, determined on an after-tax basis assuming that the Senior Officer was taxable at the highest federal, state, and local marginal income tax rates.

The Board shall make all determinations about the application and operation of the policy in its sole discretion, taking into account the recommendation of the SEBC, and all such determinations shall be final and binding. The Board and the SEBC have the right to use reasonable efforts to recover any amounts determined under this policy to be excess incentive-based compensation. This policy (i) applies to all incentive-based compensation granted after March 1, 2020, and (ii) is to be interpreted and amended to be consistent with any applicable rules or regulations adopted by the SEC or the NASDAQ Stock Market as contemplated by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”), a wholly-owned subsidiary of Selective, employs all of our personnel, including all of the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. This includes a defined contribution program, including a nonqualified defined contribution deferred compensation plan (“Deferred Compensation Plan”) for certain of our officers and highly compensated employees, including the NEOs, and depending on date of hire, a defined benefit pension program, including a nonqualified supplemental pension plan for certain of our officers and highly compensated employees, in which all of the NEOs participate (other than Mr. Wilcox, whose employment commenced on January 1, 2017). These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

SICA offers a tax-qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) for employees, including the NEOs, who meet eligibility requirements. Participants could contribute up to 50% of their eligible compensation to the Retirement Savings Plan, up to $19,000 in 2019. Under the Retirement Savings Plan, participant contributions are matched at 100% of the employee’s salary deferrals up to 3% of the employee’s eligible compensation, and at 50% of the employee’s salary deferrals above 3%, up to 6% of the employee’s eligible compensation, subject to limitations under the Code. Participants turning age of 50 or over during the year, including certain of the NEOs, were eligible in 2019 to make an additional catch-up salary deferral contribution to the Retirement Savings Plan under the Code.

The Retirement Income Plan and the related supplemental pension plan, discussed further below, were amended to cease accrual of additional benefits under these plans effective as of March 31, 2016. In connection with the curtailment of the Retirement Income Plan, all eligible participants in the Retirement Savings Plan, including the NEOs, began receiving a non-elective contribution of 4% of base salary to their accounts under the Retirement Savings Plan, subject to limitations under the Code.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To compensate for the Code’s limitations on SICA’s matching contributions for the NEOs under the Retirement Savings Plan, SICA matched our NEOs’ contributions to the Deferred Compensation Plan in 2019 as follows: 100% of each NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan up to 3% of the employee’s base salary, and 50% of the NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan above 3%, up to 6% of the NEO’s base salary, less any matching contributions to the Retirement Savings Plan. Additionally, to the extent that non-elective contributions to the Retirement Savings Plan are limited due to the provisions of the Code and the Retirement Savings Plan, non-elective contributions of 4% of base salary are made by SICA to participants’ Deferred Compensation Plan accounts. Additional information regarding the Deferred Compensation Plan is included in the section entitled, “Nonqualified Deferred Compensation” of this Proxy Statement.

SICA also has maintained a non-contributory defined benefit pension program consisting of a tax-qualified defined benefit pension plan, the Retirement Income Plan, and a nonqualified supplemental pension plan for certain executives and employees. The accrual of additional benefits under the pension program ceased as of March 31, 2016. The pension program is more fully described in the section entitled, “Pension Benefits” of this Proxy Statement.

In addition, SICA maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs, each of which provide for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”7; (iii) due to resignation for “Good Reason”8 by (A) the CEO at any time, or (B) other executives within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than 50 miles; and (v) without Cause or without Good Reason within two years following a change in control. The SEBC believes that these agreements are important for recruitment and retention of key executives and was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed. In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives. The purpose of the employment agreements is to retain our key executives, and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

With respect to severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages or reimbursement for such coverage, the change in control provisions of the employment agreements are triggered if the executive’s employment is terminated without Cause or without Good Reason within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only. The employment agreements are described in the section entitled, “Employment Agreements and Potential Payments upon Termination or Change in Control” of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of benefit coverage (or reimbursement for the cost of such coverages) provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization. SICA’s current employment agreements do not contain excise tax gross-up provisions.

 7 “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the company.

8 “Good Reason” is defined in the employment agreements, but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

TAX TREATMENT AND ACCOUNTING

Code Section 162(m) generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the other NEOs. While the SEBC considers the deductibility of awards as one factor in determining executive compensation, the SEBC also considers the other goals of our executive compensation program in making its compensation decisions, and retains the flexibility to award compensation that it believes to be in the best long-term interests of Selective, even if the awards may not be fully deductible under Code Section 162(m).

For taxable years commencing before January 1, 2018, compensation paid pursuant to a stockholder-approved plan that otherwise qualified as “performance-based compensation” under Section 162(m) was exempt from the annual $1 million deduction limitation. The Tax Cuts and Jobs Act of 2017 (“Tax Reform”) eliminated the performance-based compensation exception for taxable years commencing after December 31, 2017. Under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception of Section 162(m), as previously in effect. The performance-based compensation exception, however, generally will not be available for new awards of compensation granted after November 2, 2017. As a result, most of the compensation payable to our NEOs in excess of $1 million per person in a year will not be fully deductible.

Awards to NEOs made in 2019 were granted under two performance-based stockholder approved plans: (i) the Omnibus Stock Plan; and (ii) the Cash Incentive Plan. These grants were made after the November 2, 2017 date, and therefore are not eligible for the performance-based compensation exception. However, we believe that certain compensation paid to NEOs in 2019 under the Omnibus Stock Plan is deductible under the Section 162(m) transition rules, as such compensation was designed to meet the performance-based compensation exemption under Section 162(m), paid in satisfaction of awards made on or prior to November 2, 2017, and has not been materially modified since that time.

GAAP requires compensation expense to be measured on the income statement for all stock-based payments at grant date fair value for equity instruments (including employee stock options and restricted stock unit awards) and at market value on the date of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of GAAP on our use of stock-based compensation as a retention tool. The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Code, where applicable. For example, payments that are subject to Section 409A of the Code and made to our executive officers under our nonqualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service if the executives are “specified employees” under Section 409A of the Code.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2019, 2018, and 2017.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compen- sation ($)(9)	Total ($)
Gregory E. Murphy Executive Chairman and Former CEO(1)	2019 2018 2017	992,308 950,000 950,000	300,000	3,100,093(6) 2,000,019 1,750,008	2,700,000 2,150,000 1,900,000	1,065,006 (239,277) 697,922	87,854 85,450 83,827	7,945,261 4,946,192 5,681,757
John J. Marchioni President and CEO(2)	2019 2018 2017	842,308 800,000 800,000	110,000	1,264,482 1,167,500 1,015,885	1,900,000 1,500,000 1,440,000	326,606 (124,457) 184,195	75,104 73,200 68,308	4,408,500 3,416,243 3,618,388
Mark A. Wilcox Executive Vice President, Chief Financial Officer	2019 2018 2017	621,156 600,002 588,464		778,147 778,352 773,986	1,200,000 925,000 900,000	0 0 0	52,152 38,000 145,925	2,651,455 2,341,354 2,408,375
Michael H. Lanza Executive Vice President, General Counsel and Chief Compliance Officer	2019 2018 2017	548,462 540,000 540,000		500,003 500,034 450,023	825,000 575,000 600,000	147,514 (48,381) 88,403	49,732 49,075 45,977	2,070,711 1,615,728 1,724,403

(1) Mr. Murphy served as our Chairman and CEO until February 1, 2020.

(2) Mr. Marchioni served as our President and Chief Operating Officer until February 1, 2020, when he was appointed President and CEO.

(3) Amount may differ from base salary rate due to payroll payment schedule.

(4) Amounts in this column reflect discretionary cash bonus awards paid to Messrs. Murphy and Marchioni in 2017.

(5) This column reflects the aggregate grant date fair value of the 2019, 2018, and 2017 grants of performance-based restricted stock unit awards, and 2019, 2018, and 2017 grants of performance-based cash incentive unit awards. The grants of performance-based restricted stock units were made pursuant to the Omnibus Stock Plan. Such units vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan. Such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2019, 2018, and 2017 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group; and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are generally subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. However, restricted stock unit and cash incentive unit awards granted to Messrs. Murphy and Lanza will vest upon attainment of the performance condition only, as they have achieved early retirement eligibility.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs are as follows:

Name	Year	Performance-Based Restricted Stock Units ($)	Performance-Based Cash Incentive Units ($)
Gregory E. Murphy	2019 2018 2017	2,575,093 1,500,019 1,312,508	525,000 500,000 437,500
John J. Marchioni	2019 2018 2017	939,482 867,500 753,385	325,000 300,000 262,500
Mark A. Wilcox	2019 2018 2017	578,147 578,352 573,986	200,000 200,000 200,000
Michael H. Lanza	2019 2018 2017	375,003 375,034 337,523	125,000 125,000 112,500

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 15 to the consolidated financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2019. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 150% of the original grant for the 2017, 2018 and 2019 grants, the ultimate maximum value of the 2017, 2018, and 2019 grants cannot be determined due to the fact that, as stated above, the initial value of each unit is adjusted based on the TSR of Selective common stock over the grant’s three-year performance period, the maximum value of which is not determinable at this time.

(6) This amount also includes Mr. Murphy’s Retention Grant, $1,000,054 of time-based restricted stock units awarded to him on November 1, 2019 in conjunction with his transition to Executive Chairman. The Retention Grants vests on February 1, 2021.

(7) Amounts in this column are annual cash incentive plan awards to the NEOs earned in 2019 and paid in 2020, earned in 2018 and paid in 2019, and earned in 2017 and paid in 2018. These awards were granted under the Cash Incentive Plan.

(8) Amounts in this column reflect the actuarial increase in the present value of each NEO’s pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2019, as the plans were amended to cease further accruals effective as of March 31, 2016. The changes in pension values reported in this column are primarily attributable to a decrease in the discount rate used to calculate present value and the use of the most-recently released mortality tables. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(9) For 2019, amounts in this column for each NEO reflect the following (amounts in this footnote may not exactly match the figures in the Summary Compensation Table due to rounding):

▪	Mr. Murphy: $32,054 of company matching contributions and $27,000 of non-elective contributions to his Deferred Compensation Plan account, $12,600 of company matching contributions and $11,200 of nonelective contributions to his 401(k) plan account, and $5,000 for tax preparation services.

▪	Mr. Marchioni: $25,304 of company matching contributions and $21,000 of non-elective contributions to his Deferred Compensation Plan account, $12,600 of company matching contributions and $11,200 of nonelective contributions to his 401(k) plan account, and $5,000 for tax preparation services.

▪	Mr. Wilcox: $15,352 of company matching contributions and $13,000 of non-elective contributions to his Deferred Compensation Plan account, and $12,600 of company matching contributions and $11,200 of non-elective contributions to his 401(k) plan account.

▪	Mr. Lanza: $12,081 of company matching contributions and $10,600 of non-elective contributions to his Deferred Compensation Plan account, $12,600 of company matching contributions and $11,200 of nonelective contributions to his 401(k) plan account, $3,000 for tax preparation services and $252 related to a service award.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2019:

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit and Restricted Stock Units Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Thres-hold ($)	Maximum ($)	Thres-hold (#)	Target (#)	Max-imum (#)	Maximum (#)
Gregory E. Murphy	2/4/2019						24,961	1,575,039
	2/4/2019			2,310	5,250	7,875		525,000
	–	0	3,500,000					–
	11/1/2019						14,410(5)	1,000,054(5)
John J. Marchioni	2/4/2019						15,452	939,482
	2/4/2019			1,430	3,250	4,875		325,000
	–	0	2,337,500					–
Mark A. Wilcox	2/4/2019						9,509	578,147
	2/4/2019			880	2,000	3,000		200,000
	–	0	1,562,505					–
Michael H. Lanza	2/4/2019						5,943	375,003
	2/4/2019			550	1,250	1,875		125,000
	–	0	825,000					–

(1) Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2019 based on 2019 base salary rates. Maximum awards reflect the maximum ACIP award established by the SEBC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the

Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled, “Annual Cash Incentive Program.”

(2) Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3) The number of performance-based cash incentive units paid can range from 0-150%, and therefore, the amount payable could be $0. The threshold selected represents the 30th percentile of the Cash Incentive Unit Peer Group, the target represents the 50th percentile of the Cash Incentive Unit Peer Group, and the maximum represents greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4) This column includes the grant date fair value of restricted stock unit awards and cash incentive unit awards with an initial value of $100 per unit.

(5) This amount represents Mr. Murphy’s Retention Grant of time-based restricted stock units issued in conjunction with the CEO transition.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unvested stock awards of our NEOs as of December 31, 2019. Our NEOs had no unexercised options as of December 31, 2019:

Name	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Gregory E. Murphy	35,790(2) 26,673(3) 39,717(4)	3,079,601(5) 1,738,808 2,589,135	5,000(6) 5,250(7)	853,385 852,464
John J. Marchioni	21,475(2) 16,004(3) 15,635(4)	1,847,815(5) 1,043,271 1,019,254	3,000(6) 3,250(7)	512,031 527,716
Mark A. Wilcox	16,361(2) 10,669(3) 9,622(4)	1,407,823(5) 695,536 627,238	2,000(6) 2,000(7)	341,354 324,748
Michael H. Lanza	9,204(2) 6,669(3) 6,013(4)	791,930(5) 434,735 392,016	1,250(6) 1,250(7)	213,346 202,968

(1) In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the 2017, 2018, and 2019 restricted stock unit award agreements (the “Award Early Retirement Age”), holders of performance-based restricted stock unit awards granted in 2017, 2018, and 2019 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, his Award Early Retirement Age are as follows: Mr. Murphy, April 11, 2010; Mr. Marchioni, May 28, 2024; Mr. Wilcox, January 2, 2027; and Mr. Lanza, December 16, 2016.

(2) Reflects number of performance-based restricted stock units initially granted on February 6, 2017 and the related accrued DEUs, which were vested and paid on February 6, 2020. Also reflects number of performance-based cash incentive units initially granted on February 6, 2017 to the NEOs for the three-year performance period ending December 31, 2019. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2017 cash incentive unit awards will be made as soon as practicable in the 2020 calendar year, following the determination of the attainment of the applicable performance measures. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Murphy, 31,415; Mr. Marchioni, 18,850; Mr. Wilcox, 14,361; and Mr. Lanza, 8,079. The amounts reflected in this column attributable to performance-based cash incentive units are as follows: Mr. Murphy, 4,375; Mr. Marchioni, 2,625; Mr. Wilcox, 2,000; and Mr. Lanza, 1,125.

(3) Reflects number of performance-based restricted stock units initially granted on February 5, 2018 and the related accrued DEUs: (i) for which the applicable performance measures were achieved as of December 31, 2018; and (ii) that generally will vest and be payable on February 5, 2021.

(4) Reflects number of performance-based restricted stock units initially granted on February 4, 2019 and the related accrued DEUs: (i) for which the applicable performance measures were achieved as of December 31, 2019; and (ii) that generally will vest and be payable on February 4, 2022. For Mr. Murphy, this amount also includes his Retention Grant of time-based restricted stock units issued in conjunction with the CEO transition.

(5) Reflects a $157.21 per unit value for the February 6, 2017 cash incentive unit grant and maximum performance for this award.

(6) Reflects number of performance-based cash incentive units initially granted on February 5, 2018 to the NEOs for the three-year performance period ending December 31, 2020. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2018 cash incentive unit awards will be made as soon as practicable in the 2021 calendar year, following the determination of the attainment of the applicable performance measures.

(7) Reflects number of performance-based cash incentive units initially granted on February 4, 2019 to the NEOs for the three-year performance period ending December 31, 2021. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2019 cash incentive unit awards will be made as soon as practicable in the 2022 calendar year, following the determination of the attainment of the applicable performance measures.

(8) The amounts in this column reflect: (i) a $113.78 per unit value for the February 5, 2018 cash incentive unit grant, and a $108.25 per unit value for the February 4, 2019 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2019; and (ii) maximum performance for each of these awards. The performance measures are identified for the February 4, 2019 grant in the Grants of Plan-Based Awards table.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vesting of grants of plan-based awards by our NEOs in 2019. Our NEOs exercised no stock options in 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory E. Murphy	53,408	5,303,996
John J. Marchioni	31,416	3,119,998
Mark A. Wilcox	-	-
Michael H. Lanza	13,090	1,299,999

(1) Amounts in this column include the number of performance-based restricted stock units and the related accrued DEUs that vested in 2019 as well as performance-based cash incentive units paid in 2019. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Murphy, 38,475; Mr. Marchioni, 22,632; and Mr. Lanza, 9,430. The amounts reflected in this column attributable to performance-based cash incentive units are as follows: Mr. Murphy, 14,933; Mr. Marchioni, 8,784; and Mr. Lanza, 3,660.

(2) Amounts in this column include the value of performance-based restricted stock units and the related accrued DEUs that vested in 2019 as well as the amount paid for performance-based cash incentive units in 2019. The amounts reflected in this column attributable to performance-based restricted stock units and the related accrued DEUs are as follows: Mr. Murphy, $2,477,021; Mr. Marchioni, $1,457,071; and Mr. Lanza, $607,113. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, $2,826,975; Mr. Marchioni, $1,662,926; and Mr. Lanza, $692,886.

PENSION BENEFITS

SICA maintains a tax-qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Many SICA employees, including the NEOs (other than Mr. Wilcox, whose employment commenced on January 1, 2017) and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”) to provide supplemental benefits to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefits payable to these participants under the Retirement Income Plan, calculated without regard to Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the actual benefits payable to these participants under the Retirement Income Plan. The Retirement Income Plan and the SERP were frozen in the first quarter of 2013, when both plans were amended to cease accrual of additional benefits under these plans for all participants as of March 31, 2016. Participants as of March 31, 2016 remain entitled to the benefits already earned but have not earned additional benefits since that date, and no new participants have been admitted to the plans.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and SERP for the NEOs are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation (base salary), less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

2.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for 1 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

3.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

▪	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

▪	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

▪	By 40% plus 1/600th per month for each month before age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs. As noted above, based on Mr. Wilcox’s date of hire of January 1, 2017, he is not eligible to participate in the Retirement Income Plan or the SERP:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	34.83	1,938,568	0
		SERP	34.83	5,460,306	0
John J. Marchioni	No	Retirement Income Plan	17.25	469,526	0
		SERP	17.25	760,529	0
Michael H. Lanza	Yes	Retirement Income Plan	10.67	370,180	0
		SERP	10.67	353,576	0

(1) The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2) Present value as of December 31, 2019 is calculated on the basis of Normal Retirement Age of 65 using a 3.33% discount rate. For further discussion, see Note 14. “Retirement Plans” in Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2019.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding). Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participants from a menu of notional investment options. Participants can elect to schedule in-service withdrawals or withdrawals upon separation from service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2019, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan together, minus any matching contribution made to a participant’s Retirement Savings Plan account. Effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution to the Deferred Compensation Plan is equal to 4% of a participant’s base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to cease accrual of further benefits under these plans effective as of March 31, 2016, all participants affected by the curtailment, including the NEOs, became eligible for the nonelective contribution effective April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2019 ($)(1)	Company Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)(4)
Gregory E. Murphy	49,615	59,054	378,452	0	2,607,033
John J. Marchioni	42,115	46,304	156,935	0	908,774
Mark A. Wilcox	18,635	28,352	20,831	0	128,096
Michael H. Lanza	56,173	22,681	118,499	0	620,137

(1) Amounts in this column are attributable to 2019 salary deferred by Messrs. Murphy, Marchioni, Wilcox, and Lanza, and are included in the Salary column of the Summary Compensation Table.

(2) All amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3) Amounts in this column are not included in the Summary Compensation Table because such earnings or losses were not above-market or preferential.

(4) Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2019, which amounts are included in the Summary Compensation Table:

▪	For 2017: Mr. Murphy, $105,377; Mr. Marchioni, $77,004; Mr. Wilcox, $30,254; and Mr. Lanza, $44,627.

▪	For 2018: Mr. Murphy, $105,075; Mr. Marchioni, $76,825; Mr. Wilcox, $32,625; and Mr. Lanza, $49,725.

▪	For 2019: Mr. Murphy, $108,669; Mr. Marchioni, $88,419; Mr. Wilcox, $46,987; and Mr. Lanza, $78,854.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements with: (i) Messrs. Murphy and Lanza as of December 23, 2008; (ii) Mr. Marchioni as of September 10, 2013 in connection with his election as President and Chief Operating Officer; and (iii) Mr. Wilcox as of January 1, 2017 in connection with his commencement of employment (collectively, the “Employment Agreements”). See footnote (1) to the following table for information regarding the current employment agreements of Messrs. Murphy, Marchioni, and Lanza. The following table summarizes the principal provisions of the Employment Agreements:

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.

Severance and Benefits on Termination without Change in Control

▪     For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

▪     Death or Disability: Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced
by life or disability insurance payments under policies with respect to which SICA   paid premiums, paid in 12 equal installments.

▪     Without Cause by SICA, Relocation of Office over 50 Miles (without NEOs consent), Resignation for Good Reason by CEO:

o     Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

▪     Stock Awards: Except for termination for Cause or resignation by the NEO other than for relocation of office over 50 miles (without NEOs consent), immediate vesting and possible extended exercise period, as applicable, for any previously granted stock  options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses. Such immediate vesting and possible extended exercise periods shall also apply to a resignation by the CEO for Good Reason.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by: (i) CEO at any time; or (ii) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

▪    Severance payment equal to multiple(5) of the greater of: (i) NEOs salary plus target annual cash incentive payment; or (ii) NEOs salary plus the average of NEOs annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

▪    Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of period of months(6) following termination or commencement of equivalent benefits from a new employer.

▪    Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

▪    Tax gross-up payment, if necessary, to offset any excise tax imposed on NEO (other than Messrs. Marchioni and Wilcox, whose employment agreements do not contain this provision) for such payments or benefits.(7)

Release; Confidentiality and Non-Solicitation

▪    Receipt of severance payments and benefits conditioned upon:

o      Entry into release of claims; and

o      No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the
Employment Agreement, and for Messrs. Marchioni and Wilcox, assignment of intellectual property rights.

(1)	The Employment Agreements automatically renewed for additional one-year periods on April 25, 2019 for Mr. Murphy, on September 10, 2019 for Mr. Marchioni, on January 1, 2020 for Mr. Wilcox, and on July 26, 2019 for Mr. Lanza. Mr. Murphy’s employment agreement was replaced, effective as of February 1, 2020, when he entered into a new employment agreement in connection with his transition to the role of Executive Chairman. See Selective’s Current Report on Form 8-K, filed on November 1, 2019, for information regarding Mr. Murphy’s current employment agreement. Mr. Marchioni’s employment agreement was replaced, effective as of February 1, 2020, when he entered into a new employment agreement in connection with his transition to the role of President and CEO. See Selective’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 12, 2020, for information regarding Mr. Marchioni’s current employment agreement. Mr. Lanza’s employment agreement was replaced, effective as of March 2, 2020, when he entered into a new employment agreement. See Selective’s Current Report on Form 8-K, filed on March 2, 2020, for information regarding Mr. Lanza’s current employment agreement. Our NEOs’ current employment agreements do not contain excise tax gross-up provisions.

(2)	As of February 18, 2019, the annual base salaries for the NEOs were as follows: Mr. Murphy, $1,000,000; Mr. Marchioni, $850,000; Mr. Wilcox, $625,002; and Mr. Lanza, $550,000.

(3)	For Messrs. Murphy and Marchioni, the multiple is two, and for Messrs. Wilcox and Lanza, the multiple is 1.5.

(4)	For Messrs. Murphy and Marchioni, the period is 24 months, and for Messrs. Wilcox and Lanza, the period is 18 months.

(5)	For Messrs. Murphy and Marchioni, the multiple is 2.99, and for Mr. Lanza, the multiple is two. For Mr. Wilcox, the calculation for the severance payment is 1.5 times the sum of his salary and the average of his annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs.

(6)	For Messrs. Murphy and Marchioni, the period is 36 months, for Mr. Wilcox the period is 18 months, and Mr. Lanza the period is 24 months.

(7)	Our NEOs’ current employment agreements do not contain excise tax gross-up provisions.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the terms of the Employment Agreements and the scenarios shown as of December 31, 2019:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Termination Following Change in Control ($)(5)
Gregory E. Murphy	-	8,200,880	14,167,547	14,191,810	27,546,454
John J. Marchioni	-	4,397,167	8,990,500	9,012,036	12,606,890
Mark A. Wilcox	-	3,017,457	5,323,710	5,350,798	5,711,292
Michael H. Lanza	-	1,807,793	3,495,293	3,521,654	4,270,143

(1) Other than a resignation for Good Reason.

(2) This column includes the value of vested and unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) achievement of early or normal retirement eligibility or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Restricted stock unit and cash incentive unit awards granted to Messrs. Murphy and Lanza have vested, but their ultimate payment value will only be determined upon achievement of the performance condition, as each of these NEOs has attained early retirement eligibility. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2019. Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon achievement of early or normal retirement eligibility or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period.

(3) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance-based awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. In the event of death, these performance-based awards are immediately vested and payable for all participants, including the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2019. Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the severance payment provided for in each NEO’s Employment Agreement. Payments in this column will be reduced by life or disability insurance payments under policies for which SICA paid premiums.

(4) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2019. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column are the severance payment and the value of applicable medical, dental, vision, disability, and life insurance coverages, as provided for in each respective NEO’s Employment Agreement.

(5) This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan, and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2019. Also included in this column are the severance payment and the value of applicable medical, dental, vision, disability, and life insurance coverages, as provided for in each NEO’s Employment Agreement. This column also includes the value of any tax gross-up payment necessary to offset any excise tax imposed on the payment and benefits disclosed in this column, other than for Messrs. Marchioni and Wilcox whose employment agreements do not contain this provision.

CEO PAY RATIO

As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the SEC requires disclosure of the CEO to median employee pay ratio. We identified the median employee in 2017 by tabulating 2017 W-2 Medicare Wages on October 31, 2017. We included all employees, whether employed full-time, part-time, or seasonally. We did not make any adjustments or annualize compensation for employees who we did not employ for all of 2017. We believe the use of W-2 Medicare Wages is a simple and consistent methodology that we can easily replicate in future years. In order to determine if it was appropriate to use the same median employee for 2019 as in 2018, we considered that we had: (i) no significant acquisitions or divestitures during 2019; (ii) no reduction in force or notable employee turnover in 2019; and (iii) no material changes in the median employee's circumstances, pay, or employment status. We analyzed the median employee’s W-2 Medicare Wages as of December 31, 2019 compared to December 31, 2018 to confirm there were no significant changes in the prior median employee’s position. These results supported our using the same median employee in 2019, so we did not change our median employee.

Mr. Murphy’s 2019 total compensation was $7,945,261 (reflected in the Summary Compensation Table), and our median employee’s 2019 total compensation was $106,123. Mr. Murphy’s 2019 total compensation was approximately 75 times that of our median employee.

DIRECTOR COMPENSATION

We compensate non-employee directors for their service on the Board with a combination of cash and equity, the amounts of which are commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time and effort our directors expend in fulfilling their duties, as well as the skill level required of members of our Board. We intend to compensate our non-employee directors in a way that is competitive, attracts and retains a high caliber of directors, and aligns their interests with those of our stockholders. Messrs. Murphy and Marchioni, who also served as executive officers in 2019, did not receive additional compensation for their service as directors.

The SEBC, which is comprised solely of independent directors, has the primary responsibility for reviewing and approving compensation for non-employee directors, including, but not limited to, the following elements: retainer, meeting fees, committee member fees, committee chair fees, lead independent director fees, and equity and stock compensation. In October 2018, the SEBC undertook a review of the amount and form of compensation paid to our non-employee directors for their service on the Board. The SEBC considered the results of an independent analysis completed by the Compensation Consultant, who reviewed non-employee director compensation trends and data from companies comprising the peer group used by the SEBC in its review of executive compensation. After further consultation with the Compensation Consultant, in light of peer data and the amount of responsibility of the positions, the SEBC approved the following changes to Selective’s director compensation program:

▪	Increased the Annual Retainer Fee from $70,000 to $85,000;

▪	Increased the Annual Lead Independent Director Fee from $25,000 to $40,000;

▪	Established Annual Committee Member Fees ($7,500 for the SEBC, Finance, and Audit Committees and $5,000 for the Corporate Governance and Nominating Committee); and

▪	Increased the Annual Committee Chairperson Fees for each of the committees (from $25,000 to $30,000 for the Audit Committee, from $14,000 to $20,000 for the SEBC, from $9,000 to $30,000 for the Finance Committee, and from $7,500 to $20,000 for the Corporate Governance and Nominating Committee).

The following table shows compensation earned by or paid to our non-employee directors during 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Paul D. Bauer(3)	34,808	0	34,808
John C. Burville	112,500	80,035	192,535
Terrence W. Cavanaugh	100,068	80,035	180,103
Robert Kelly Doherty	122,500	80,035	202,535
Thomas A. McCarthy	100,068	80,035	180,103
H. Elizabeth Mitchell	97,500	80,035	177,535
Michael J. Morrissey	120,051	80,035	200,086
Cynthia S. Nicholson	97,568	80,035	177,603
Ronald L. O’Kelley	100,017	80,035	180,052
William M. Rue	92,500	80,035	172,535
John S. Scheid	122,568	80,035	202,603
J. Brian Thebault	137,500	80,035	217,535
Philip H. Urban	97,534	80,035	177,569

(1)	Information on the election by directors to receive shares of Selective common stock instead of cash for their 2019 annual retainer is set forth below under the heading “Annual Retainer Stock Election.”

(2)	This column reflects the aggregate grant date fair value for the 2019 grants of restricted stock units to directors, based on a grant date fair value of $70.89 per share, calculated in accordance with ASC Topic 718. Information on outstanding options and unvested restricted stock units held by each director as of December 31, 2019, is set forth below under the heading “Outstanding Options and Unvested Restricted Stock Units.”

(3)	Mr. Bauer retired from Selective’s Board effective as of May 1, 2019.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2019:

Type of Compensation	Amount
Annual Retainer Fee	$85,000
Grant Date Fair Value of Annual Equity Award	$80,000
Board Meeting Attendance	$0
Annual Committee Member Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary and Employee Benefits Committee	$7,500 $5,000 $7,500 $7,500
Annual Committee Chairperson Fee Audit Committee Corporate Governance and Nominating Committee Finance Committee Salary and Employee Benefits Committee	$30,000 $20,000 $30,000 $20,000
Lead Independent Director Fee	$40,000
Expenses	Reasonable

As the Director Compensation table above shows, in 2019, the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. For 2019, non-employee directors had the election to receive up to 100% of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election by December 15, 2018. The Annual Retainer Fee was paid in one installment on the second business day following Selective’s 2019 Annual Meeting of Stockholders.

For 2019, the annual equity grant under Selective’s director compensation program was made entirely in restricted stock units granted under the Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued under the Omnibus Stock Plan. Committee Attendance Fees, Annual Chairperson Fees, and the Lead Independent Director Fee were paid in cash pursuant to the table above.

Annual Retainer Stock Election

Directors elected to receive shares of Selective common stock for all or a portion of their 2019 Annual Retainer Fee as follows:

Name	Number of Shares (#)	Payment Date Value of Stock ($)
Paul D. Bauer	0	0
John C. Burville	0	0
Terrence W. Cavanaugh	1,200	85,068
Robert Kelly Doherty	0	0
Thomas A. McCarthy	1,200	85,068
H. Elizabeth Mitchell	0	0
Michael J. Morrissey	900	63,801
Cynthia S. Nicholson	1,200	85,068
Ronald L. O’Kelley	300	21,267
William M. Rue	0	0
John S. Scheid	1,200	85,068
J. Brian Thebault	0	0
Philip H. Urban	600	42,534

Outstanding Options and Unvested Restricted Stock Units

The aggregate number of outstanding options and unvested restricted stock units held by each director as of December 31, 2019 were as follows:

Name	Outstanding Options (#)	Unvested Restricted Stock Units (#)
Paul D. Bauer	0	0
John C. Burville	0	1,129
Terrence W. Cavanaugh	0	1,129
Robert Kelly Doherty	0	1,129
Thomas A. McCarthy	0	1,129
H. Elizabeth Mitchell	0	1,129
Michael J. Morrissey	7,953	1,129
Cynthia S. Nicholson	5,964	1,129
Ronald L. O’Kelley	7,953	1,129
William M. Rue	0	1,129
John S. Scheid	0	1,129
J. Brian Thebault	0	1,129
Philip H. Urban	0	1,129

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee: (i) was a Selective officer or employee in 2019; (ii) is a former Selective officer; or (iii) entered into any transaction in 2019 requiring disclosure under the section entitled, “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee: (i) has reviewed and discussed the Compensation Discussion and Analysis with management; and (ii) based on this review and discussion, recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2019 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

John C. Burville, Chairperson	Cynthia S. Nicholson
Terrence W. Cavanaugh	Ronald L. O’Kelley
Michael J. Morrissey	J. Brian Thebault

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Act, our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). Although the vote is non-binding, the Board and the SEBC value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2019, our stockholders overwhelmingly supported our compensation decisions with approximately 97% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the 2019 compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE 2019 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit Committee monitors the independence of the registered independent accounting firm and compliance with auditor partner rotation requirements. Upon the recommendation of the Audit Committee, the Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if our stockholders ratify the appointment, the Board of Directors may direct the appointment of a different auditing firm at any time during the 2020 fiscal year if the Board determines that such a change would be in the best interests of Selective and our stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2019 and 2018:

Category	2019	2018
Audit Fees	$1,802,500	$1,680,000
Audit-Related Fees(1)	$94,000	$90,000
Tax Fees(2)	$17,344	$6,370
All Other Fees(3)	$440,541	$97,594
TOTAL	$2,354,385	$1,873,964

(1)	Audit-Related Fees for: (i) 2019 primarily consisted of amounts associated with audits of our benefit plans for 2018; and (ii) 2018 consisted of amounts associated with audits of our benefit plans for 2017.

(2)	Tax Fees for 2019 and 2018 were for tax consulting services.

(3)	All Other Fees for 2019 and 2018 consisted of amounts associated with independent actuarial reviews, reserve opinions, and consulting services.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate, to one or more of its members, pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2019, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing the preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

▪	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

▪	Reviewed and discussed the audited financial statements for the year ended December 31, 2019, included in the Annual Report on Form 10-K and any amendments thereto, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

▪	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

▪	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Selective and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K and any amendments thereto for the year ended December 31, 2019.

Submitted by the Audit Committee of Selective’s Board of Directors,

John S. Scheid, Chairperson	Thomas A. McCarthy
John C. Burville	H. Elizabeth Mitchell
Terrence W. Cavanaugh	Philip H. Urban
Robert Kelly Doherty

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2021 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC rules, in order to be included in the proxy statement for the 2021 Annual Meeting of Stockholders, stockholder proposals submitted under Exchange Act Rule 14a-8 must be received no later than November 25, 2020 by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2021 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before November 30, 2020 or after December 30, 2020.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors: Robyn P. Turner Corporate Secretary

March 25, 2020 Branchville, New Jersey

DIRECTIONS

Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, New Jersey 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to PA Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to Route 206 South. Turn left at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SIGI2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SELECTIVE INSURANCE GROUP, INC. ATTN: ROBYN P. TURNER 40 WANTAGE AVENUE BRANCHVILLE, NJ 07890 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D03910-Z76742 SELECTIVE INSURANCE GROUP, INC. SELECTIVE INSURANCE GROUP, INC. ATTN: ROBYN P. TURNER 40 WANTAGE AVENUE BRANCHVILLE, NJ 07890 1a. John C. Burville 1e. Thomas A. McCarthy 1c. Robert Kelly Doherty 1g. Michael J. Morrissey 1j. William M. Rue Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. 1b. Terrence W. Cavanaugh 1f. H. Elizabeth Mitchell 1d. John J. Marchioni 1h. Gregory E. Murphy 1k. John S. Scheid 1i. Cynthia S. Nicholson 1l. J. Brian Thebault 1m. Philip H. Urban 1. Election of Directors 2. Approve, on an advisory basis, the 2019 compensation of Selective's named executive officers as disclosed in the accompanying proxy statement. 3. Ratify the appointment of KPMG LLP as Selective's independent registered public accounting firm for the fiscal year ending December 31, 2020. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Nominees: The Board of Directors Recommends a Vote "FOR" Each of the Nominees Listed in Item 1 and "FOR" Items 2 and 3. For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

proxy D03911-Z76742 SELECTIVE INSURANCE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 29, 2020 9:00 AM Eastern Time Live via webcast at www.virtualshareholdermeeting.com/SIGI2020 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Insert are available at www.proxyvote.com. D03911-Z76742 Selective Insurance Group, Inc. This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2020. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2, and 3. By signing the proxy, you revoke all prior proxies and appoint Terrence W. Cavanaugh and H. Elizabeth Mitchell, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. proxy